SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Brandywine Realty Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing party:
	4)	Date Filed:

555 East Lancaster Avenue Radnor, PA 19087 (610) 325-5600

Notice of Annual Meeting of Shareholders

to Be Held May 24, 2016

Dear Shareholder:

We invite you to attend our annual meeting of shareholders on Tuesday, May 24, 2016 at 10:00 a.m., local time, at The Hub, Cira Centre, Mezzanine Level, 2929 Arch Street, Philadelphia, Pennsylvania.

At the meeting we will ask you to:

•	elect our Board of Trustees;

•	ratify the appointment of our independent registered public accounting firm for calendar year 2016;

•	provide an advisory, non-binding vote on our executive compensation.

We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. Our Proxy Statement provides information that you should consider when you vote your shares.

Only holders of record of our common shares at the close of business on April 1, 2016 are entitled to vote at the 2016 annual meeting or at any adjournment or postponement of the meeting.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the meeting does not deprive you of your right to attend the meeting. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet. Our Proxy Statement includes additional instructions on voting procedures for shareholders whose shares are held by a brokerage firm or other custodian.

I look forward to seeing you at the meeting.

Sincerely,

Jennifer Matthews Rice, Vice President and Secretary

April 7, 2016

555 East Lancaster Avenue | Radnor, PA 19087 | (610) 325-5600

Proxy Statement for the Annual Meeting of Shareholders

To be held on May 24, 2016

The Annual Meeting of Shareholders of Brandywine Realty Trust will be held at The Hub, Cira Centre, Mezzanine Level, 2929 Arch Street, Philadelphia, Pennsylvania on Tuesday, May 24, 2016 at 10:00 a.m., local time, for the following purposes:

(1)	To elect eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified.

(2)	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2016.

(3)	To hold an advisory, non-binding vote on our executive compensation.

Only holders of record of our common shares of beneficial interest, par value $.01 per share, as of the close of business on April 1, 2016 are entitled to notice of and to vote at the 2016 annual meeting or at any adjournment or postponement of the meeting.

Our Board of Trustees knows of no other business that will be presented for consideration at the Meeting. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.

On or about April 7, 2016, we mailed a Notice of Internet Availability of Proxy Materials to shareholders. This proxy statement and the form of proxy are first being furnished to shareholders on or about April 7, 2016.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “request copy” option, and following the enrollment instructions.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholders Meeting to be Held on May 24, 2016

This proxy statement, the form of proxy and our 2015 annual report to shareholders are available at www.proxyvote.com.

i

ii

Information About The Meeting and Voting

What Am I Voting on?

Our Board of Trustees is soliciting your vote for:

•	The election of eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified.

•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2016.

Our Board is also requesting you to cast an advisory, non-binding vote on:

•	Our executive compensation.

If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.

What Are the Board’s Recommendations?

Our Board recommends that you vote:

•	FOR the election of the eight nominees identified in this proxy statement to serve as Trustees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2016; and

•	FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

Who Is Entitled to Vote?

Holders of common shares of record as of the close of business on April 1, 2016 are entitled to notice of and to vote at the Meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy at the Meeting. As of the record date, 174,890,432 common shares were issued and outstanding and entitled to vote.

How Do I Vote?

Shareholders of Record. If you are a shareholder of record, there are several ways for you to vote your common shares at the Meeting:

•	Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of the eight nominees identified in this proxy statement; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2016; and (3) FOR the approval of the compensation of our named executive officers.

•	Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-690-6903. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	In Person Attendance. You may vote your shares in person at the Meeting. Even if you plan to attend the Meeting in person, we recommend that you submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Meeting.

Beneficial Owners. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares in person at the Meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the Meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting by mail, telephone and via the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker or other custodian, your shares are referred to as “uninstructed shares.” Under rules of the New York Stock Exchange, your broker or other custodian does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1 and 3, and, accordingly, may not vote uninstructed shares in the votes on such Proposals. However, your broker or other custodian has discretion to vote your shares on Proposal 2. See below “What is a Broker Non-Vote?”

How You May Revoke or Change Your Vote

You may revoke your proxy at any time before it is voted at the Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by telecopy, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Meeting to:

Brandywine Realty Trust

555 East Lancaster Avenue

Radnor, Pennsylvania 19087

Attention: Jennifer Matthews Rice, Vice President and Secretary

•	Attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Meeting.

What Constitutes a Quorum?

A quorum of common shareholders is required to hold a valid meeting of shareholders. Unless a quorum is present at the Meeting, no action may be taken at the Meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding common shares entitled to vote at the Meeting must be present in person or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those uninstructed shares, constituting “broker non-votes,” will be considered as present for determining a quorum, but will not be voted with respect to that matter.

What Is a Broker Non-Vote?

A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What Vote Is Required to Approve Each Proposal?

Voting Rights Generally. Each common share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of shareowner engagement, will take the result into account in making a determination concerning executive compensation.

Election of Trustees.

Our Bylaws provide that, in an uncontested election, a nominee for Trustee is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, and Trustees are elected by a plurality of the votes cast in a contested election.

The majority voting standard will apply to the election of Trustees at the Annual Meeting. Accordingly, a nominee for election to the Board will be elected if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. Broker non-votes, if any, and abstentions will not be treated as votes cast for the election of a Trustee.

Our Board of Trustees has also adopted a resignation policy which is included in our Bylaws, under which a Trustee nominated for re-election who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Trustees for its consideration. The Corporate Governance Committee will act on an expedited basis to determine whether it is advisable to accept the Trustee’s resignation and will submit the recommendation for prompt consideration by our Board. Our Board will act on the tendered resignation within 90 days following certification of the shareholder vote and will promptly and publicly disclose its decision. The Trustee whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the Trustee will continue to serve until the next annual meeting of shareholders and until the Trustee’s successor is duly elected and qualified or until the Trustee’s earlier resignation or removal. The Corporate Governance Committee and our Board may consider any factors they deem relevant in deciding whether to accept a Trustee’s resignation.

Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote.

Advisory Vote on Executive Compensation. Approval, by non-binding vote, of our executive compensation requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote.

Who Counts the Votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate votes. Broadridge will separately tabulate “for” and “against” votes, abstentions and broker non-votes. We have also retained an independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots.

What Does it Mean if I Receive More Than One Proxy Card?

Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare, at P.O. Box 30170, College Station, Texas 77845-3170, phone (888) 985-2061; outside the U.S., phone (781) 575-2724. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a shareholder.

What if I Receive Only One Set of Proxy Materials Although There Are Multiple Shareholders at My Address?

If you and other residents at your mailing address own common shares you may have received a notice that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials. If you hold common shares in street name, you may have received this notice from your broker or other custodian and the notice may apply to each company in which you hold shares through that broker or custodian. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve natural resources. If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials has been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling telephone number (800) 542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, PA 19087, Attention: Marge Boccuti or by calling Ms. Boccuti at (610) 832-7702. If you are receiving multiple copies of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Ms. Boccuti in the same manner.

How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?

Shareholder proposals may be submitted for inclusion in the proxy statement for our 2017 annual meeting of shareholders in accordance with rules of the Securities and Exchange Commission (“SEC”) and the advance notice provisions summarized later in this proxy statement under “Other Information — Shareholder Proposals for the 2017 Annual Meeting of Shareholders.” Proposals should be sent via registered, certified, or express mail to: Jennifer Matthews Rice, Vice President and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.

Will I Receive a Copy of the Annual Report and Form 10-K?

We have furnished our 2015 Annual Report with this proxy statement. The 2015 Annual Report includes our audited financial statements, along with other financial information about us. Our 2015 Annual Report is not part of the proxy solicitation materials.

You can obtain, free of charge, a copy of our Form 10-K, which also includes the audited financial statements of Brandywine Operating Partnership, L.P., our operating partnership subsidiary, by:

•	accessing our Internet site at www.brandywinerealty.com and clicking on the “Investor Relations” link;

•	writing to our Manager of Investor Relations, Marge Boccuti, at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087; or

•	calling Ms. Boccuti at: (610) 832-7702.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

How Can I Access the Proxy Materials Electronically?

This proxy statement and our 2015 Annual Report are available on our website at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, shareholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

Proposal 1: Election of Trustees

Our business and affairs are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for our overall performance. Our Board currently consists of eight Trustees (identified below), and these Trustees have been nominated for election to new annual terms.

The Trustees have no reason to believe that any of the eight nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve on our Board, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Board may reduce the number of Trustees.

Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his or her successor is elected and qualified.

The Board of Trustees unanimously recommends that shareholders vote FOR the election of each of the nominees as Trustees.

Trustees; Nominees

The following table identifies the individuals nominated for election at the Meeting.

Name	Age	Current Position
Walter D’Alessio	82	Non-Executive Chairman of the Board and Trustee
Anthony A. Nichols, Sr.	76	Chairman Emeritus and Trustee
Gerard H. Sweeney	59	President, Chief Executive Officer and Trustee
Carol G. Carroll	68	Trustee
James C. Diggs	67	Trustee
Wyche Fowler	75	Trustee
Michael J. Joyce	74	Trustee
Charles P. Pizzi	65	Trustee

The following are biographical summaries of the individuals nominated for election at the Meeting.

Walter D’Alessio, Chairman of the Board and Trustee. Mr. D’Alessio was first elected a Trustee on August 22, 1996 and was appointed our non-executive Chairman of the Board on March 25, 2004. Mr. D’Alessio served as Vice Chairman of NorthMarq Capital, a real estate investment banking firm, from October 2003 until December 2011 and since December 2011 has served as principal of NorthMarq Advisors, a real estate consulting group. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves as a director of PECO Energy Company, a subsidiary of Exelon, Independence Blue Cross, Pennsylvania Real Estate Investment Trust and the Greater Philadelphia Chamber of Commerce. Until December 2012, Mr. D’Alessio also served on the board of Exelon. In addition to these boards, Mr. D’Alessio served on the board of Motologic, Inc. until 2011.

Qualifications, Attributes, Skills and Experience: Real estate; finance; construction and development; government and public policy. Senior leadership and corporate and community experience.

Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols was elected Chairman of our Board on August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of our Board. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now Berkadia Commercial Mortgage) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He was Vice Chairman, a member of the Executive Committee and a Trustee of Saint Joseph’s University and also served as Chairman of the Development Committee. Mr. Nichols is a member of the Board of Directors of Fox Chase Bank, as well as a member of the Fox Chase Board’s risk management committee and audit committee.

Qualifications, Attributes, Skills and Experience: Real estate; finance; construction and development. Experience in all aspects of commercial real estate development and finance and extensive knowledge of the Company’s business as former executive Chairman.

Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney has served as President, Chief Executive Officer and Trustee of Brandywine since the Company’s founding in 1994. Mr. Sweeney has overseen the growth of Brandywine from four properties and a total market capitalization of less than $5 million to over 33 million square feet and a total market capitalization of approximately $5.0 billion. Prior to 1994, Mr. Sweeney served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the marketing, management, construction, asset management and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney holds a BS degree in Economics from West Chester University in West Chester, Pennsylvania. Mr. Sweeney is a member of the Real Estate Roundtable, the National Association of Real Estate Investment Trusts (“NAREIT”), Urban Land Institute (“ULI”), Chairman of the Schuylkill River Development Corporation (“SRDC”), and Chairman of the board for the Philadelphia Regional Port Authority. Additionally, Mr. Sweeney serves on the boards of several other Philadelphia-based civic and non-profit organizations. Mr. Sweeney is also co-founder and co-CEO of Bonomo Turkish Taffy LLC.

Qualifications, Attributes, Skills and Experience: Senior executive, with ability to drive and oversee our business strategy; detailed knowledge and unique perspective regarding our strategic and operational opportunities and challenges and our competitive and financial positioning.

Carol G. Carroll, Trustee. Ms. Carroll was first elected a Trustee on May 28, 2015. Prior to retirement in 1998, Ms. Carroll served as President and CEO of Schulco, Inc., which was a leading Microsoft and Novell training organization. In addition to the overall management of the company, she was responsible for business development and client relations. From 1974 to 1985, she was assistant and then director of Wharton School’s Executive MBA Program at the University of Pennsylvania. From 1970 to 1974, she was Assistant, then Director of The Management Center of The Greater Philadelphia Chamber of Commerce. Ms. Carroll has served on many boards; Methodist Hospital (Philadelphia), Harcum College, Independence Blue Cross, The Urban League and the Greater Philadelphia Chamber of Commerce. She was appointed to the Board of The Pennsylvania Intergovernmental Cooperation Authority (PICA) in 1991 by the Pennsylvania State Democrats to oversee the finances of the City of Philadelphia and was appointed to the Board of the Philadelphia Industry Counsel by then Philadelphia Mayor Ed Rendell. She served on these Boards until 1998.

Qualifications, Attributes, Skills and Experience: Management; executive education; government; and finance. Senior leadership and corporate and community experience.

James C. Diggs, Trustee. Mr. Diggs was first elected a Trustee on March 21, 2011. From 1997 until his retirement in June 2010, Mr. Diggs served as Senior Vice President and General Counsel of PPG Industries, Inc., a producer of coatings and glass products. From 2004 to September 2009, Mr. Diggs also served as Corporate Secretary of PPG Industries, Inc. Mr. Diggs is a director of Allegheny Technologies Inc.

Qualifications, Attributes, Skills and Experience: Legal; complex regulatory; energy; financial reporting, accounting and controls. Extensive legal and risk oversight expertise. Senior leadership and corporate and community experience.

Wyche Fowler, Trustee. Mr. Fowler was first elected a Trustee on September 1, 2004. Mr. Fowler served as a member of the U.S. House of Representatives (1977-1986) and U.S. Senate (1987-1992) and as ambassador to Saudi Arabia (1996-2001). Mr. Fowler received an A.B. degree in English from North Carolina’s Davidson College in 1962 and a J.D. from Emory University in 1969. Mr. Fowler serves on a number of corporate boards, including Shubert Theatres, NY, Ziopharm, Inc. and Keryx Biopharmaceuticals, and Mr. Fowler is Chair Emeritus of the Middle East Institute, a nonprofit research foundation in Washington, D.C.

Qualifications, Attributes, Skills and Experience: Government and public policy; complex regulatory and legal issues. High level of governmental and geopolitical knowledge. Senior leadership and corporate and community experience.

Michael J. Joyce, Trustee. Mr. Joyce was first elected a Trustee on June 1, 2004. From 1995 until his retirement from Deloitte in May 2004, Mr. Joyce served as New England Managing Partner of Deloitte, an international accounting firm. Prior to that, he was, for ten years, Philadelphia Managing Partner of Deloitte. Mr. Joyce served on the board of Allegheny Technologies Incorporated until expiration of his term in May 2014. In addition, Mr. Joyce served on the board of A.C. Moore Arts and Crafts, Inc. until the company was sold in 2011.

Qualifications, Attributes, Skills and Experience: Financial reporting, accounting and controls; risk management. Extensive financial and accounting expertise. Senior leadership and corporate and community experience.

Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi served as the President and Chief Executive Officer as well as a director of Tasty Baking Company from October 7, 2002 until the company’s sale in May 2011. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Pennsylvania Real Estate Investment Trust and Allied Security Holdings LLC and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Franklin Square Energy Fund, PHH Corporation and Independence Blue Cross. Mr. Pizzi served on the Board of Directors of the Federal Reserve Bank of Philadelphia from 2006 through 2011, including as Chairman from 2010 through 2011.

Qualifications, Attributes, Skills and Experience: Government and public policy; finance; financial reporting, accounting and controls; capital markets; risk management. Extensive financial and risk oversight experience. Senior leadership and corporate and community experience.

Committees of the Board of Trustees

Our Board of Trustees has standing Audit, Corporate Governance, Compensation and Executive Committees.

The table below provides 2015 membership and meeting information for each of the Board Committees.

Name	Audit	Corporate Governance	Compensation	Executive
Walter D’Alessio		X	X	X
Anthony A. Nichols, Sr.		X
Gerard H. Sweeney				X
Carol G. Carroll		X
James C. Diggs (1)	X		X
Wyche Fowler		X	X
Michael J. Joyce	X		X	X
Charles P. Pizzi	X	X	X
2015 Meetings	10	4	8	1

(1)	Effective March 11, 2015, Mr. Diggs became a member of the Compensation Committee and ceased membership on the Corporate Governance Committee.

Committee Chairs. Effective March 11, 2015, our Committees have been chaired as follows: Audit Committee (Mr. Joyce); Compensation Committee (Mr. Diggs); Corporate Governance Committee (Mr. Pizzi); and Executive Committee (Mr. Sweeney).

Audit Committee. Our Audit Committee assists our Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	related party transactions;

•	the independence and qualifications of our independent registered public accounting firm; and

•	the performance of our internal audit function and independent registered public accounting firm.

Our Audit Committee currently consists of Messrs. Joyce (Chair), Diggs and Pizzi, each of whom is independent within the meaning of the SEC regulations, the listing standards and requirements of the New York Stock Exchange and our Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. Mr. Joyce is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of Mr. Joyce based on his education and experience in analyzing financial statements of a variety of companies.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee’s charter provides for review by the Audit Committee of related party transactions. In addition, our Declaration of Trust, which is our corporate charter, provides for approval of transactions in which any of our Trustees has an interest by a majority of our Trustees who have no interest in the transaction. Therefore, related party transactions with a Trustee require both review by our Audit Committee and approval by a majority of our Trustees who have no interest in the transaction. Our Audit Committee charter and our corporate charter do not state criteria or standards that our Trustees must follow in approving related party transactions. Accordingly, our Trustees consider related party transactions in light of their fiduciary duties to act in an informed and careful manner and in the best interest of us and our shareholders. Since January 1, 2015, we have not had any reportable related party transactions.

Corporate Governance Committee. Our Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become Board members and recommending to our Board the nominees for election to the Board;

•	recommending to our Board any changes in our Corporate Governance Principles;

•	leading our Board in its annual review of Board performance, and making recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness;

•	recommending to our Board Trustee nominees for each Board committee;

•	reviewing our efforts to promote diversity among Trustees, officers, employees and contractors;

•	arranging for an orientation for all Trustees; and

•	together with the Compensation Committee, assisting the Board in succession planning and talent development, including in identifying and evaluating potential successors to the President and Chief Executive Officer.

Our Corporate Governance Committee consists of Messrs. Pizzi (Chair), Carroll, D’Alessio, Fowler and Nichols. Each member of the Corporate Governance Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Principles. The charter of our Corporate Governance Committee requires such independence as a condition to continued membership on the Committee.

Compensation Committee. Our Compensation Committee is responsible for:

•	reviewing, evaluating and approving compensation plans and programs for our Trustees and senior executives;

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our President and CEO and other senior executives and evaluating performance in light of these goals and objectives;

•	reviewing and discussing with the full Board whether our compensation programs for employees create incentives for employees to take inappropriate or excessive risk;

•	retaining and terminating any consultant or outside advisor to the Committee (and the Committee has sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement); and

•	together with the Corporate Governance Committee, assisting the Board in succession planning and talent development, including in identifying and evaluating potential successors to the President and Chief Executive Officer.

Since the fourth quarter of 2010, our Compensation Committee has retained Pay Governance LLC as its consultant. We describe the role of the Compensation Committee’s consultant in the “Compensation Discussion and Analysis” later in this proxy statement.

Our Compensation Committee consists of Messrs. Diggs (Chair), D’Alessio, Fowler, Joyce and Pizzi. Membership of the Committee did not otherwise change. Each member of our Compensation Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Principles. The charter of our Compensation Committee requires such independence as a condition to continued membership on the Committee.

For information on the process and procedures of our Compensation Committee, please see “Compensation Discussion and Analysis – Decision Making.”

Compensation Committee Interlocks and Insider Participation

During 2014 and until March 11, 2015, the Compensation Committee of our Board was comprised of Charles P. Pizzi (Chair until March 11, 2015), Wyche Fowler, Walter D’Alessio, and Michael J. Joyce. Effective March 11, 2015, James C. Diggs became a member of the Committee and assumed the position of Chair. No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board.

Executive Committee. Our Executive Committee has authority to approve certain significant acquisitions, dispositions and other investments, subject to limitations set by the Board. Our Executive Committee currently consists of Messrs. Sweeney (Chair), D’Alessio and Joyce.

Trustee Independence; Independence Determination

No Trustee qualifies as independent unless our Board affirmatively determines that the Trustee has no material relationship with us, directly or as a partner, share owner or officer of an organization that has a relationship with us.

Our Board has adopted standards that are set forth in our Corporate Governance Principles. These standards meet the listing standards of the New York Stock Exchange and assist our Board in its evaluation of each Trustee’s independence. These standards provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:

•	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

•	The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees and pension or other forms of deferred compensation not contingent on continued service).

•	(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•	The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•	The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In its assessment of Trustee independence, our Board considers all commercial, charitable and other transactions and relationships (including tenure of Board service) that any Trustee or member of his immediate family may have with us, with any of our affiliates or with any of our consultants or advisers. Our Board applies the same criteria for assessing independence for purposes of each of the Audit Committee, Corporate Governance Committee and Compensation Committee. In addition, no member of the Audit Committee or Compensation Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from us (other than fees for service as a Trustee and member of Board committees) or be an affiliate of us.

Our Board has affirmatively determined that Ms. Carroll and each of Messrs. D’Alessio, Diggs, Fowler, Joyce, Nichols and Pizzi is independent under the standards of the New York Stock Exchange and those set forth in our Corporate Governance Principles and that the Audit Committee, Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Trustees.

Our Board did not determine Mr. Sweeney to be independent because of his position as our President and Chief Executive Officer.

Corporate Governance

Governance Compliance: Our policies and practices comply with the listing requirements of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. Our Board and Corporate Governance Committee regularly evaluate our corporate governance policies and practices in light of changing regulatory requirements and evolving best practices.

•	Our Board has adopted corporate governance policies as reflected in our Corporate Governance Principles.

•	A majority of our Trustees are independent of us and our management, and all members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent.

•	All Trustees are elected annually by a majority vote; we do not have a classified board.

•	The Chairman of our Board is independent.

•	Our non-management Trustees meet regularly without the presence of management.

•	The charters of our Board committees clearly establish the respective roles and responsibilities of the committees.

•	Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our Trustees, officers and employees.

•	We have a toll-free hotline available to all employees, and our Audit Committee has established procedures for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

•	Our Board and Board committees undertake an annual performance self-evaluation.

Additional information on our corporate governance is provided in the following paragraphs and elsewhere in this proxy statement.

Board Leadership Structure: Our Board believes that independent Board leadership is a critical component of our corporate governance. Mr. D’Alessio is Chairman of the Board and Mr. Sweeney is our President and Chief Executive Officer and a Trustee. As Chairman of the Board, Mr. D’Alessio presides at executive sessions of non-management Trustees, oversees the agenda of Board meetings, provides guidance to our President and Chief Executive Officer as to Board views and perspectives, particularly on our strategic direction, and is available to shareholders and other parties interested in communicating with our non-management Trustees. As President and Chief Executive Officer, Mr. Sweeney is responsible for our day-to-day operations, engaging with shareholders and external constituents, developing our future leaders and executing our strategy. The Board believes that its leadership structure (i) achieves independent oversight and evaluation of our senior management; (ii) assures effective communication between the Board and senior management on corporate strategy; and (iii) fosters effective decision-making and accountability.

Annual Board Assessment: Each year our Trustees complete governance questionnaires and self-assessments. These questionnaires and assessments facilitate Board assessment of its skills and experiences and those of each of its committees. These questionnaires and assessments also facilitate a candid assessment of the Board’s effectiveness, structure, composition and culture and the Board’s performance in key areas such as strategy, succession planning and risk oversight.

Shareholder Outreach and Engagement: We value the views of our shareholders and believe that forging positive relationships with our shareholders is important to our success. We regularly solicit input from shareholders throughout the year, including through meetings with members of our management, on topics such as portfolio strategy, capital allocation and corporate governance, including leadership skills and resources, executive compensation and corporate social responsibility. Our direct shareholder engagement is in addition to our customary participation at industry and investment community conferences, investor road shows, and analyst meetings. We also respond to individual shareholders who provide feedback about our business and we remain committed to robust engagement as a cornerstone of our corporate governance. In 2015, we met with approximately 87 institutional investors and 15 analysts, conducted 20 regional investor meetings and property tours, and attended multiple investor conferences.

Executive and Trustee Share Ownership Requirements: We maintain minimum share ownership requirements for our executives and Trustees. We have summarized these requirements later in this proxy statement under “Compensation Discussion and Analysis — Additional Compensation Information — Share Ownership Requirements.”

Prohibition on Hedging and Pledging of Shares: Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares. They are also prohibited from pledging our shares as collateral for loans.

Succession Planning: Assisted by our Compensation Committee and our Corporate Governance Committee, our Board assesses succession planning and talent development for key executives and company leadership. Assessments focus on succession in the event of the unexpected incapacity of our President and Chief Executive Officer as well as on talent development for key executives. Our Corporate Governance Principles provide that our President and Chief Executive Officer should at all times make available to the Board, on a confidential basis, his recommendations and evaluations of potential successors. See “Trustee Nominations” later in this proxy statement for a discussion of our annual Trustee nomination process and Board considerations in recommending nominees for election to the Board.

Code of Conduct: We maintain a Code of Business Conduct and Ethics, a copy of which is available on our website (www.brandywinerealty.com), applicable to our Trustees, officers and employees. The Code of Business Conduct and Ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any waiver of the Code for executive officers or Trustees may only be made by the Board or by the Audit Committee (which is composed solely of independent Trustees) and will be disclosed promptly as required by law or stock exchange regulation. In addition to the strictures on our personnel included in our Code of Business Conduct and Ethics, we notify our vendors annually of our commitment to the highest ethical standards and the restrictions in our Code on improper payments and gratuities to our personnel.

Hotline Submissions: Our Audit Committee has established procedures, set forth in our Code of Business Conduct and Ethics, for the submission of complaints about our accounting or auditing matters. These procedures include a hotline for the anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or auditing matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (877) 888-0002.

Availability of Committee Charters; Corporate Governance Principles; and Code of Conduct: Our Board has adopted, and annually reviews, charters for each of the Audit, Compensation, Corporate Governance and Executive Committees. These charters and our Corporate Governance Principles and our Code of Business Conduct and Ethics are available on our website (www.brandywinerealty.com) and we will also make available in print copies of these documents to any shareholder, without charge, upon request.

Board’s Role in Risk Oversight

Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below.

Committee	Primary Areas of Risk Oversight
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax (including compliance with REIT rules), accounting, disclosure, internal control over financial reporting, cybersecurity, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures associated with leadership, succession planning and talent development; and corporate governance.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans. See “Compensation Discussion and Analysis — Additional Compensation Information — Compensation and Risks.”

As part of our management reporting processes referred to above, we maintain a Disclosure Committee consisting of certain members of our executive management and senior employees. Our Disclosure Committee meets at least quarterly. The purpose of our Disclosure Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. Our Disclosure Committee reports to our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer.

Trustee Nominations

In making its recommendations as to nominees for election to our Board, the Corporate Governance Committee may consider, in its sole judgment, recommendations of our President and Chief Executive Officer, other Trustees, shareholders and third parties. The Corporate Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in writing to Walter D’Alessio, Chairman of the Board, c/o Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. Recommendations from shareholders should include pertinent information as specified in our Bylaws concerning the proposed nominee’s background and experience.

Our Board’s Corporate Governance Principles set forth qualifications for Trustee nominees. Qualifications include:

•	personal ethics, integrity and values;

•	inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy making level in business, government, education or technology;

•	willingness to devote the required amount of time to fulfill the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of years in order to develop knowledge about our operations; and

•	involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.

The Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board. The Committee and Board believe that Board membership should reflect diversity in its broadest sense, including persons diverse in skills, background, gender and ethnicity. The Committee has not adopted a formal policy for the consideration of diversity in identifying candidates for the Board. The Committee and Board also consider the bearing of each Trustee’s tenure, and the tenure of the Board as a whole, on the Board’s mix of skills and experience, independence and access to new and diverse perspectives. The Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a Trustee, shareholder or third party.

If the Committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of the candidate, members of the Committee, as well as other members of the Board, interview the candidate. After completing its evaluation, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the candidate as a new Trustee. Our President and Chief Executive Officer, as a Trustee, participates in the Board’s determination.

Communications with the Board

Shareholders and other parties interested in communicating directly with our lead independent Trustee and Chairman of the Board (Mr. D’Alessio), or with our non-management Trustees as a group, may do so by writing to Chairman of the Board of Trustees, Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. In addition, any shareholder or interested party who wishes to communicate with our Board or any specific Trustee, including non-management Trustees, may write to Board of Trustees, c/o Brandywine Realty Trust, at our headquarters’ address. Depending on the subject matter, management will:

•	forward the communication to the Trustee or Trustees to whom it is addressed. (For example, if the communication received deals with questions or complaints regarding accounting, it will be forwarded by management to the Chairman of our Audit Committee for review);

•	attempt to handle the inquiry directly (for example, where the communication is a request for information about us or our operations that does not appear to require direct attention by the Board or an individual Trustee); or

•	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.

At each meeting of the Board, the Chairman of the Board will present a summary of all communications (if any) received since the last meeting of the Board that were not forwarded and will make those communications available to any Trustee upon request.

Meetings of Trustees and Annual Meeting of Shareholders

Our Board of Trustees held four meetings in 2015. In 2015, each incumbent Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees on which he served. In addition, our Board holds informational sessions with our President and Chief Executive Officer. During 2015, the Board held eight informational sessions. Our non-management Trustees also hold regular meetings without management. During 2015, our non-management Trustees held four such meetings. See also “Committees of the Board of Trustees” appearing earlier in this proxy statement.

It is our policy that all Trustees attend annual meetings of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts. All Trustees attended our annual meeting of shareholders on May 28, 2015.

Trustee Compensation

The following table and footnotes provide information on the 2015 compensation of our Trustees (other than our President and Chief Executive Officer, who is not separately compensated for his service on the Board). In the paragraph following the table and footnotes we describe our standard compensation arrangements for service on the Board and Board committees.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	All Other Compensation ($)		Total ($)
Walter D’Alessio	$138,500	$70,000	$5,567	(3)	$214,067
Anthony A. Nichols, Sr.	$75,000	$70,000	$6,622	(4)	$151,622
Carol G. Carroll	$63,000	$70,000	$1,457	(5)	$134,457
James Diggs	$108,000	$70,000	$5,567	(3)	$183,567
Wyche Fowler	$87,000	$70,000	$5,567	(3)	$162,567
Michael J. Joyce	$117,500	$70,000	$5,567	(3)	$193,067
Charles P. Pizzi	$114,000	$70,000	$5,567	(3)	$189,567

(1)	Represents the aggregate amount of all fees earned or paid in cash for services as a Trustee (including services on committees of the Board) in 2015 and, in the case of the 2015 annual retainer fee, whether paid in shares or cash. Mr. D’Alessio elected to receive $20,000 of his fee amount included in this column in the form of 1,388 common shares (computed based on the closing price of our shares on May 28, 2015, the date of our 2015 annual meeting of shareholders). Amounts include the portion of fees that a Trustee elected to defer under our Deferred Compensation Plan, which we describe later in this proxy statement. See “Compensation Discussion and Analysis — Deferred Compensation Plan.” Mr. Fowler deferred $56,607 of his 2015 cash compensation into his deferred share account under our Deferred Compensation Plan.
(2)	Represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of restricted common shares awarded annually to our Trustees (other than our President and Chief Executive Officer). On May 28, 2015, each Trustee (other than our President and Chief Executive Officer) received an award of restricted common shares with a grant date fair value of $70,000. These restricted common shares vest in three equal annual installments. Each restricted common share entitles the holder to receive cash distributions and voting rights equivalent to the distribution and voting rights on a common share that is not subject to any restrictions. A restricted common share is subject to forfeiture in the event that the Trustee terminates service on the Board prior to the applicable vesting date for reasons other than death, disability, qualifying retirement or a change of control of us. As of December 31, 2015, each of our non-employee Trustees owned 9,343 unvested restricted common shares, except for Ms. Carroll, who owned 4,858 unvested restricted common shares as of such date.
(3)	Represents the aggregate dollar amount of dividends paid in 2015 on unvested restricted common shares.
(4)	Represents (i) $5,567 in dividends paid in 2015 on unvested restricted common shares and (ii) $1,055 in health insurance premiums.
(5)	Represents the aggregate dollar amount of dividends paid in 2015 on unvested restricted common shares.

In 2015, our Trustees (other than our President and Chief Executive Officer) received the following compensation for their service as Trustees:

•	$45,000 annual fee payable in cash or common shares, at each Trustee’s election;

•	$70,000 annual award payable in restricted common shares that vest in three equal annual installments (valued at the closing price of the common shares on the date of our annual meeting of shareholders);

•	$1,500 fee payable in cash for participation in each meeting and informational session of the Board;

•	$1,500 fee payable in cash for participation by a member of a Board committee in each meeting of the committee; and

•	$50,000 annual fee payable in cash for the Chair of the Board; $20,000 annual fee payable in cash for the Chair of the Audit Committee; $15,000 annual fee payable in cash for the Chair of the Compensation Committee; and $15,000 annual fee payable in cash for the Chair of the Corporate Governance Committee.

Our Trustees are also reimbursed for expenses of attending Board and Board committee meetings. In addition, our Corporate Governance Principles encourage our Trustees to attend continuing education programs for directors and provide for reimbursement of the reasonable costs of attending such programs. Trustees may elect to defer the receipt of all or a portion of their $45,000 annual fee and $1,500 per Board meeting fee into our Deferred Compensation Plan.

Executives and Executive Compensation

Current Executive Officers

The following are biographical summaries of our current executive officers who are not Trustees:

H. Jeffrey DeVuono (age 50) is our Executive Vice President and Senior Managing Director – Pennsylvania Region. Mr. DeVuono joined us in January of 1997. Prior to joining us, Mr. DeVuono worked for LCOR, Inc., a private development company that had a previous association with us, where he held a variety of positions, all of which related to asset management. Prior to joining LCOR, Mr. DeVuono was a sales representative for Cushman & Wakefield of Philadelphia. Mr. DeVuono serves as Chairman of the Board of the King of Prussia Business Improvement District. He is also a member of CoreNet, NAREIT, NAIOP, the Sunday Morning Breakfast Club, and the University of Pennsylvania’s Wharton School Zell/Laurie Real Estate Center. Mr. DeVuono is a graduate of LaSalle University.

George D. Johnstone (age 52) is our Executive Vice President, Operations. Mr. Johnstone joined us in November 1998. He works in conjunction with our regional managing directors in running our operations. Prior to his appointment on March 12, 2014 as our Executive Vice President, Operations, Mr. Johnstone served as our Senior Vice President, Operations & Asset Management. Prior to his service in that position, Mr. Johnstone served as our Vice President of Operations for our Pennsylvania Region (2004 – 2005) and for our New Jersey Region (2002 – 2004) and served as Director of Operations for our New Jersey Region from 1998 until 2002. Prior to joining us, Mr. Johnstone was the Regional Controller for Linpro/LCOR Inc., where he was responsible for strategic and tactical accounting processes and oversight and leadership of all accounting functions for that company. Mr. Johnstone earned his B.S. in accounting from Albright College.

Daniel Palazzo (age 45) is our Vice President and Chief Accounting Officer. Mr. Palazzo assumed this position effective January 15, 2015. Mr. Palazzo joined us in 1999. Prior to his appointment as our Vice President and Chief Accounting Officer, Mr. Palazzo served as a Vice President of Asset Management in our Pennsylvania Region, a position he held since 2006. From 2004 until 2006, Mr. Palazzo served as the Director of Operations for our New Jersey Region. Mr. Palazzo served as our Corporate Controller from his arrival with us in 1999 until 2004. Prior to joining us, Mr. Palazzo received his CPA in Pennsylvania and worked for Arthur Andersen in its commercial audit division, where he concentrated on real estate, construction and financial services industries. Mr. Palazzo received a B.A. in Accounting from the University of Delaware.

William D. Redd (age 60) is our Executive Vice President and Senior Managing Director of Richmond and Austin. He joined Brandywine in 1999 as Vice President of our Richmond operations and in 2008 was named Senior Vice President and Managing Director of our Richmond and Austin operations. Formerly, Mr. Redd was a partner from 1988 until 1999 with Childress Klein Properties, a privately-held real estate firm headquartered in Charlotte, North Carolina. From 1985 until 1988, he was with the Trammell Crow Company. Mr. Redd serves on the Board of Directors and is President for the Legal Information Network for Cancer (LINC). He is also a member of the Virginia Commonwealth University Real Estate Circle of Excellence, Richmond Real Estate Group, Real Estate Council of Austin (RECA) and ULI (Richmond / Austin). Mr. Redd holds a law degree from the University of Virginia, a B.A. degree from Hampden-Sydney College, and Virginia law and real estate licenses.

Thomas E. Wirth (age 52) was appointed Executive Vice President and Chief Financial Officer on March 10, 2014. Prior to his appointment as our Executive Vice President and Chief Financial Officer, Mr. Wirth, who joined us in December 2009, served as our Executive Vice President, Portfolio Management and Investments. In that position, he directed portfolio management, acquisition and disposition activities and assisted in formulating our capital allocation tactics, including structuring joint ventures and construction financings. From 2004 until 2009, Mr. Wirth served as President (2007-2009) and Chief Financial Officer of Feldman Mall Properties. From 1997 to 2004, he served first as the Vice President of

Finance and later as Chief Financial Officer of SL Green Realty Corporation. Mr. Wirth has also served as Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., and spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth earned his B.A. in business management and accounting from Gettysburg College.

Former Executive Officer

On February 22, 2016, Brad A. Molotsky, formerly our Executive Vice President and General Counsel, resigned, effective as of April 15, 2016, to pursue other opportunities.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our executive compensation programs, including the oversight of such programs by our Compensation Committee and the rationale and processes used to determine the 2015 compensation of our executive officers. Our discussion includes the objectives and specific elements of our compensation program, including cash compensation, equity compensation, and post-termination compensation. This CD&A, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section. For ease of reference, a table of contents specific to this CD&A follows:

CD&A Table of Contents

Executive Summary

2015 Accomplishments

•	Extended our $600 million unsecured line of credit to May 2019.

•	Achieved year-end portfolio occupancy of 93.5%, up 210 basis points from year-end 2014.

•	Increased our 7-year unsecured term loan facility from $200 million to $250 million and extended the facility to October, 2022.

•	Completed $410 million of asset dispositions, continuing our portfolio repositioning program, and used the proceeds to fund our development pipeline and reduce outstanding debt.

•	Announced the sale of our interest in Cira Square, located in Philadelphia Pennsylvania, for $354 million, which subsequently closed in February 2016.

•	Acquired the 1.1 million square foot Broadmoor campus, in Austin, Texas from our joint venture partner for $143.9 million.

•	Strengthened our balance sheet through strong operating results, marked by 3.6% same-store GAAP NOI growth.

•	Entered into an agreement to build Subaru of America’s new North American headquarters building that will be located in Camden, New Jersey.

Summary of Compensation Decisions for 2015

•	2015 Pay for Performance: Our annual incentive plan for our current named executive officers is tied to corporate financial, operational and strategic goal achievement (80%) and to individual goal achievement (20%). Our 2015 goals emphasized operations, leasing, investments and balance sheet strength and we have presented below a summary of the components of our “scorecard,” which links our annual incentive awards to our performance against targets. Payments made for the individual goal achievement portion varied depending on the achievement of the stated goals. See “—Discussion—Annual Incentive Awards” below.

•	Compensation of President and Chief Executive Officer: Mr. Sweeney’s salary was increased to $700,000 effective March 1, 2015. On February 23, 2015, Mr. Sweeney was awarded long-term incentive equity with an aggregate grant date fair value of $1,799,986. Two-thirds of this long-term incentive equity award (based on relative grant date fair values) consisted of performance units with a potential pay-out, after a three-year performance period, dependent on our total shareholder return measured relative to (i) companies in a broad REIT index (for 50% of the award) and (ii) to companies in our peer group (for 50% of the award). One-third of this long-term incentive equity award (based on relative grant date fair values) consisted of restricted shares that are subject to vesting on the third anniversary of the award date. Mr. Sweeney also received an annual incentive award for 2015 (awarded on February 22, 2016) of $1,750,000, reflecting the Committee’s assessment of our performance and Mr. Sweeney’s individual performance against the metrics in our 2015 “scorecard”, as described below. See “—Discussion — 2015 President and Chief Executive Officer Annual Incentive Award.”

•	Compensation of Other Named Executive Officers: The 2015 base salaries of our other named executive officers (including a former executive officer) increased over 2014 levels by the following amounts: Mr. Wirth ($25,000); Mr. DeVuono ($8,861); Mr. Johnstone ($6,600); Mr. Redd ($23,170); and Mr. Molotsky ($7,000). These other named executive officers received long-term incentive equity awards in 2015 with aggregate grant date fair values that reflected a 4.09% average increase over 2014 award levels, with the awards allocated two-thirds to performance units and one-third to restricted shares (based on relative grant date fair values). In addition, based on our 2015 performance scorecard, our other named executive officers received annual incentive awards for 2015 that reflected a 16.86% average increase over 2014 incentive award and bonus levels. See discussions later in this proxy statement under “Capsule Information: 2015 Annual Incentive Awards” and “—Discussion — Annual Incentive Awards.”

•	73% Pay-out on 2013 Performance Units: Calendar year 2015 was the final performance year of the 2013 award of performance units and, as a result of our 27.1% total shareholder return during the three-year measurement period for these units, we paid out common shares at 73% of target. See “—Capsule Information — Capsule Information: Settlement under 2013 Performance Units.”

Other Highlights

•	Last Year’s Say on Pay Vote; Pay for Performance Analysis Conducted Annually: As part of its commitment to pay-for-performance, our Compensation Committee considered the favorable shareholder vote on our executive compensation at the May 2015 annual meeting of shareholders (approximately 98% of the votes cast were cast “FOR” our executive compensation). Our Compensation Committee also assessed our pay practices in light of published guidelines of ISS and evolving views on best pay practices. In seeking to link our compensation programs and practices with performance, our Compensation Committee evaluates a variety of data, including:

•	Relative Alignment: The degree of alignment between our total shareholder return ranking and the pay ranking of our President and Chief Executive Officer (in each case measured against our peer group) over one and three-year periods.

•	Multiple of Median: The multiple of our President and Chief Executive Officer’s pay relative to the peer group median.

•	Pay-Total Shareholder Return Alignment: The relative trends in our total shareholder returns over a five-year period and in the pay levels of our President and Chief Executive Officer during this period.

The Compensation Committee believes that the strong level of shareholder support, and the similarly strong levels of support received in prior periods, affirm broad shareholder agreement with the existing executive compensation programs and the Compensation Committee’s decisions. The Committee considered this outcome in determining that no substantive changes in executive compensation programs would occur for 2016. The Compensation Committee will continue to consider shareholder feedback, and the results from this year’s and future advisory votes on executive compensation, in performing its duties pertaining to the oversight of the Company’s executive compensation program.

•	Restrictions on Hedging and Pledging: Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares. They are also prohibited from pledging our shares as collateral for loans.

•	Clawback: Our clawback agreement with each of our executive officers provides that in the event of an accounting restatement due to material non-compliance with federal securities laws, and without regard to misconduct, we have the right to recover incentive-based compensation that was computed on the basis of erroneous data during the three-year period preceding the accounting restatement and that exceeded what should have been paid on the basis of the corrected data.

•	Double-Trigger: The time vested restricted common shares awarded to our executives in February 2016 (consistent with the terms of 2015 awards) provide for accelerated vesting upon a change of control only if the applicable executive’s employment were to terminate within a specified period of up to one year following the change of control in a qualifying employment termination. See “– Equity-Based Long-Term Incentive Compensation – Vesting and Forfeiture Provisions.”

•	Stock Ownership Guidelines: We have share ownership requirements for executives and trustees that we believe align the financial interests of our executives and trustees with those of our shareholders. See “– Additional Compensation Information – Share Ownership Requirements.”

Overview and Philosophy

Our Compensation Committee sets and administers our executive compensation policies and practices. Through these policies and practices we seek to attract, retain and motivate high quality executives to advance our corporate goal of maximizing total returns to shareholders through quarterly dividends and share price appreciation. We believe that these policies and practices:

1.	encourage the achievement of annual and longer-term business goals designed to build shareholder value;

2.	provide compensation that is competitive with peer group companies;

3.	enhance retention; and

4.	encourage executives to achieve superior performance without excessive risk taking.

Our executive compensation program consists of three principal components: base salary; annual incentive awards; and equity-based long-term incentives. We discuss each of these components separately below.

Base salaries provide a regular stream of income and financial security. Base salaries are reviewed annually against market data and may be adjusted to reflect changes in individual responsibilities, skills, experience and performance. See “Discussion — Base Salary.”

Annual incentive awards are designed to reward executives who achieve annual performance goals that take into account and enhance our corporate performance. These performance goals fall within three general categories: corporate, business unit/regional and individual. These performance goals include both quantitative and non-quantitative performance measures. As we discuss in greater detail below, our Compensation Committee believes that a significant portion of each annual incentive award should be based on quantitative performance measures and also believes that more subjective elements are important in recognizing achievement and motivating officers. See “Discussion — Annual Incentive Awards.”

Equity-based long-term incentives are awarded to motivate, reward and retain key employees over longer periods and to align their interests with those of our shareholders. Since 2012, our equity-based awards have consisted exclusively of (i) performance units and (ii) time vested restricted common shares. An executive whose employment with us terminates before incentive awards have vested or been earned, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave (other than upon a qualifying retirement), will normally forfeit the unvested portions of the awards (except as otherwise provided in an employment agreement and subject to exceptions if we were to undergo a change of control). See “—Vesting and Forfeiture Provisions.”

Generally, as an executive’s responsibilities increase, our Compensation Committee allocates a greater portion of the executive’s total compensation to annual incentive awards and equity-based long-term incentive awards (“variable” compensation) as compared to base salary (“fixed” compensation). A significant percentage of the variable compensation of our senior executives is composed of performance units and restricted common shares because: (i) we believe that the interests of these executives should be closely aligned with the interests of our shareholders; (ii) we want these individuals to maintain a long-term focus for us; and (iii) these types of pay arrangements are generally consistent with the compensation practices of peer companies with which we compete for executive talent.

Each year our Compensation Committee, along with our President and Chief Executive Officer, establishes performance targets under our incentive plans that tie awards to achievement of financial and operational results. We provide quantitative detail on these targets and results for 2015 below. See “Discussion — Annual Incentive Awards — Corporate Goals.” Following the end of each year, our Compensation Committee determines compensation by assessing performance against these targets, as well as in light of our total shareholder return over differing periods and our performance relative to our peers, measured against financial and non-financial metrics. Ultimately, the amount of compensation awarded to our executives is determined based on what our Compensation Committee believes is in the best interests of shareholders.

Consistent with our “pay-for-performance” philosophy and the significant percentage of total compensation of our President and Chief Executive Officer that consists of variable compensation, his annual base salary remained unchanged at $600,000 between February 9, 2007 and its increase to $700,000 effective March 1, 2015 while his variable compensation has experienced significant year-over-year changes, as reflected in the following table and graph.

Variable Compensation
Year	Annual Award (1)	Long-Term Incentive Award (2)		Special Award (3)	Total Variable Compensation	Year over Year % Change
2015	$1,750,000	$1,799,986	(4)	—	$3,549,986	15.48
2014	$1,200,000	$1,824,123	(5)	$50,000	$3,074,123	(14.7)
2013	$1,200,000	$1,799,990	(6)	$602,927	$3,602,917	25.1
2012	$1,080,000	$1,800,006	(7)	—	$2,880,006	8.9
2011	$900,000	$1,745,625	(8)	—	$2,645,625	—

(1)	The amounts shown under the “Annual Award” column in the above table have been derived from and reflect the annual amounts presented under the “Non-Equity Incentive Plan” column in the Summary Compensation Tables in our annual proxy statements that relate to the applicable year.
(2)	The amounts shown under the “Long-Term Incentive Award” column in the above table have been derived from and reflect the amounts presented under the “Grant Date Fair Value of Share and Option Awards” column in the Grants of Plan-Based Awards tables in our annual proxy statements that relate to the applicable year. For example, the 2014 amount ($1,824,123) was awarded on March 12, 2014.
(3)	For 2014, represents a $50,000 cash bonus awarded on February 23, 2015. For 2013, represents a bonus awarded on March 12, 2014 comprised of a $250,000 cash payment and 24,424 restricted shares (with an aggregate grant date value of $352,927) that vest in three equal annual installments on April 15, 2015, April 15, 2016 and April 15, 2017.
(4)	Consists of performance units ($1,205,992) and restricted common shares ($593,994) that cliff vest on the third anniversary of the award date
(5)	Consists of performance units ($1,225,142) and restricted common shares ($598,981) that cliff vest on the third anniversary of the award date.
(6)	Consists of performance units ($1,205,995) and restricted common shares ($593,995) that cliff vest on the third anniversary of the award date.
(7)	Consists of performance units ($1,200,002) and restricted common shares ($600,004) that cliff vest on the third anniversary of the award date.
(8)	Consists of performance units ($539,064); ten-year options (approximately 53% of which have vesting tied to our total shareholder return) ($658,408); and restricted common shares ($548,153) that cliff vested on the third anniversary of the award date.

Total Variable Compensation

(President and Chief Executive Officer)

The following pages of this Compensation Discussion and Analysis include:

•	A description of the roles of those responsible for overseeing and implementing our executive compensation;

•	A discussion of each of the principal components of our executive compensation program;

•	An explanation of how we set compensation targets, establish performance goals and determine amounts and forms of compensation; and

•	A summary of other key aspects of our executive compensation.

Decision Making

Committee Authority. Our Compensation Committee’s responsibilities include:

•	Approving the goals and objectives relating to our President and Chief Executive Officer’s compensation, evaluating the performance of our President and Chief Executive Officer in light of such goals and objectives, and setting the compensation of our President and Chief Executive Officer based on this evaluation;

•	Approving the salaries and annual incentive awards of our other executive officers either (i) with the title Executive Vice President, (ii) with the title Senior Vice President or Vice President, in either case who hold a position as Managing Director, Chief Financial Officer, General Counsel or Chief Administrative Officer or (iii) who report directly to our President and Chief Executive Officer, taking into account the recommendation of our President and Chief Executive Officer and such other information as the Committee believes appropriate;

•	Administering our equity incentive plans, including authorizing restricted common shares, performance units, options and other equity-based awards under these plans;

•	Retaining and terminating, in its sole discretion, third party consultants to assist in the evaluation of Trustee and executive compensation (with sole authority to approve any such consultant’s fees and other terms of engagement); and

•	Assessing the appropriate structure and amount of compensation for our Trustees.

Our Compensation Committee’s charter does not authorize the Compensation Committee to delegate any of its responsibilities (including authority to award performance units, restricted common shares, options or other equity-based awards) to other persons, and the Compensation Committee has not delegated any of its responsibilities to other persons.

Compensation Consultants. Our Compensation Committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities. In the fourth quarter of 2010, the Compensation Committee retained Pay Governance LLC as its consultant. Our Compensation Committee selected Pay Governance as consultants because of its expertise and reputation. Neither we nor our Trustees or executive officers have any affiliation with Pay Governance or its executives and the engagement and scope of services of Pay Governance have been solely through our Compensation Committee.

During 2015, our compensation consultants advised our Compensation Committee on executive compensation matters, plan design, industry trends and practices, and our pay-for performance alignment, including as measured relative to peers and relative to our total shareholder returns. As directed by the Committee, the consultants prepared analyses for the Committee relating to all aspects of the compensation of our executives. They advised the Committee on market practices regarding executive compensation, including annual incentive awards and long-term incentive pay, and reviewed our peer group and the market positioning of the compensation provided to our current named executive officers and other senior executives. The consultants meet privately with the Committee and individual Committee members from time to time to plan for Committee meetings and discuss executive compensation matters. Pay Governance does not provide other services to us.

Our Compensation Committee received a letter from Pay Governance regarding its independence and assessed the independence of Pay Governance under NYSE rules and concluded that Pay Governance’s work for the Committee does not raise any conflict of interest. Factors considered by the Committee include: (i) whether other services are provided to us by Pay Governance or its representatives; (ii) the amount of fees received by Pay Governance from us as a percentage of Pay Governance’s total revenue; (iii) policies of Pay Governance designed to prevent conflicts of interest; (iv) the absence of any business or personal relationship of representatives of Pay Governance or its representatives with a member of the Committee; (v) whether Pay Governance or its advisors to the Committee own any of our securities; and (vi) whether Pay Governance or its representatives have any business or personal relationship with any of our executive officers.

Role of Executives. Our Compensation Committee seeks the views of our President and Chief Executive Officer in setting and administering our executive compensation programs. In particular, at the beginning of each year, Mr. Sweeney oversees the development of corporate, business unit/regional and individual goals for purposes of annual and long-term compensation. These goals are derived from our corporate business plan and include both quantitative measurements and qualitative considerations selected to reinforce and enhance achievement of our operating and growth objectives. The Compensation Committee reviews these goals with Mr. Sweeney, adopts revisions it deems appropriate and determines the final goals for compensation.

Following the end of each year, Mr. Sweeney reviews with the Compensation Committee, at several meetings, the achievement of corporate, business unit/regional and individual goals and the performance of each other current named executive officer and presents his evaluation of such executive officer’s performance to the Committee. Decisions about individual compensation elements and total compensation are made by the Committee, using its judgment, focusing primarily on each current named executive officer’s performance against the officer’s performance goals as well as our overall performance. With respect to the non-quantitative performance measures applicable to our executives, the Committee relies heavily on the views of Mr. Sweeney (other than as to himself). As President and Chief Executive Officer, Mr. Sweeney oversees the day to day performance of the other current named executive officers. As such, our Compensation Committee believes that he is well positioned to evaluate their performance and make recommendations as to their overall compensation.

In addition to the role played by our President and Chief Executive Officer, our other executive officers furnish such industry data and legal and financial analyses as the Committee requests from time to time.

Peer Group Data. Our Compensation Committee, in consultation with its compensation consultant, developed a peer group as a frame of reference for our executive compensation. Our Compensation Committee selects companies for inclusion in the peer group that acquire, sell, develop, lease and manage sizeable office real estate portfolios or own both office and industrial properties. In selecting companies, the Committee also considers their equity and total market capitalization and geographic location as well as third party considerations (for example, where members of the financial community treat a particular company as being a Company peer). Our Compensation Committee has not selected or excluded companies from the peer group on account of their compensation practices. Our Compensation Committee believes that peer group data are an indicator of compensation opportunities at companies that might recruit our executives and the data therefore help the Committee set compensation at competitive levels. Our Compensation Committee also believes that peer group data provide perspective on performance measurement practices and linkages between pay and performance. The Committee does not set specific pay targets or otherwise engage in formal “benchmarking” of compensation of our executives against executives at peer group companies. The Committee does, however, attempt to set total compensation for each current named executive near the middle of the peer group data while allowing for the possibility of greater or lesser compensation based upon our corporate and individual performance.

Our Compensation Committee believes that the selection of a peer group to be used for assessing the competitiveness of our executive compensation requires periodic review, including in light of capitalization, comparability of business and management and geographic location. As most recently updated by our Compensation Committee, our peer group is comprised of the following companies:

•       Alexandria Real Estate Equities Inc.

•       Corporate Office Properties Trust Inc.

•       Cousins Properties Inc.

•       Columbia Property Trust, Inc.

•       DCT Industrial Trust Inc.

•       Duke Realty Corporation

•       Douglas Emmett, Inc.

•       Empire State Realty Trust, Inc.

•       Equity Commonwealth

•       First Industrial Realty Trust, Inc.

•       Highwoods Properties, Inc.

•       Hudson Pacific Properties, Inc.

•       Kilroy Realty Corp.

•       Lexington Realty Trust

•       Liberty Property Trust

•       Mack-Cali Realty Corporation

•       Parkway Properties Inc.

•       Piedmont Office Realty Trust Inc.

•       PS Business Parks, Inc.

•       Washington Real Estate Investment Trust

Timing. Our Compensation Committee makes final compensation determinations in the first quarter of each year. Annual incentive and equity-based long-term incentive awards and base salary adjustments are typically made in late February or early March. This timing provides the Compensation Committee with sufficient time to evaluate our executives against their individual performance goals and our corporate performance. See “—Additional Compensation Information — Timing of Equity and other Awards.” These performance goals are typically established during the first quarter of the prior year, following review and analysis by the Committee of that year’s business plan, industry data and our compensation framework. On February 22, 2016, our Compensation Committee set 2016 base salaries, approved 2015 annual incentive awards and granted equity-based long-term incentive awards, as summarized in the following tables.

Capsule Information

Capsule Information: Base Salaries. The table below shows 2015 and 2016 base salary information for each named executive officer. Base salary adjustments became effective March 1, 2016.

Name	2015 Base Salary	2016 Base Salary	% Increase
Current Executive
Gerard H. Sweeney	$700,000	$700,000	0.0%
Thomas E. Wirth	$375,000	$400,000	6.7%
H. Jeffrey DeVuono	$363,311	$380,000	4.6%
George D. Johnstone	$336,600	$336,600	0.0%
William D. Redd	$295,000	$320,000	8.5%

Capsule Information: 2015 Annual Incentive Awards. The table below shows the 2015 annual incentive targets for each named executive officer (including a former executive officer), expressed as a percentage of their 2015 base salaries and as dollar amounts, and the actual amounts awarded to them on February 22, 2016.

Name	2015 Base Salary	2015 Annual Incentive Award Percentage Target	2015 Annual Incentive Award Opportunity at Target	Actual 2015 Annual Incentive Award
Current Executive
Gerard H. Sweeney	$700,000	200%	$1,400,000	$1,750,000
Thomas E. Wirth	$375,000	100%	$375,000	$468,750
H. Jeffrey DeVuono	$363,311	100%	$363,111	$454,139
George D. Johnstone	$336,600	90%	$302,940	$348,381
William D. Redd	$295,000	85%	$250,750	$313,438
Former Executive
Brad A. Molotsky	$357,000	80%	$285,600	$285,600

Capsule Information: 2015 and 2016 Equity-Based Long-Term Incentive Awards. Our Compensation Committee awards equity-based long-term incentives by reference to percentages of base salary of the applicable executives. The target percentages are subject to the sole discretion of the Committee and were as follows for the awards made in February of 2015 and February of 2016: Mr. Sweeney (300%); Mr. Wirth (150%); Mr. DeVuono (150%); Mr. Johnstone (125%); Mr. Redd (125%); and Mr. Molotsky (150%). The table below shows the equity-based long-term incentive awards granted to each of our named executive officers in February 2015 and February 2016.

	Awarded on February 23, 2015			Awarded on February 22, 2016
Name	Restricted Shares (#)	Performance Units (#)	Grant Date Fair Value of Share Awards(1)	Restricted Shares (#)	Performance Units (#)	Grant Date Fair Value of Share Awards(2)
Current Executive
Gerard H. Sweeney	36,531	57,156	$1,799,986	55,887	91,482	$2,099,992
Thomas E. Wirth	10,655	16,671	$525,008	14,970	24,504	$562,500
H. Jeffrey DeVuono	10,790	16,883	$531,677	14,503	23,740	$544,958
George D. Johnstone	8,372	13,098	$412,497	11,197	18,329	$420,743
William D. Redd	6,896	10,789	$339,777	9,814	16,064	$368,758
Former Executive
Brad A. Molotsky	10,655	16,671	$525,008	—	—	—

(1)	The amounts shown in this column represent the grant date fair value of awards on the date of grant (February 23, 2015), computed in accordance with FASB ASC Topic 718. Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of performance units generally depends on our total shareholder return during the three-year period beginning January 1, 2015 and ending December 31, 2017 (i) relative to the total shareholder returns of the real estate investment trusts included in the S&P US REIT index (with respect to 50% of the units) and (ii) relative to the total shareholder returns of the companies in our peer group (with respect to the other 50% of the units). Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of restricted common shares generally depends on their continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair value of each restricted share awarded on February 23, 2015 equaled the closing price of our common shares on the New York Stock Exchange on that date ($16.26). The grant date fair value for the performance units awarded on February 23, 2015 was $21.10 (reflecting the average of the values for performance units measured against the S&P US REIT index ($21.50) and for performance units measured against the peer group ($20.69)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.3%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was 5.7%). In the case of the performance units measured against the peer group, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.8%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 5.7%).
(2)

The amounts shown in this column represent the grant date fair value of awards on the date of grant (February 22, 2016), computed in accordance with FASB ASC Topic 718. Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of performance units generally depends on our total shareholder return during the three-year period beginning January 1, 2016 and ending December 31, 2018 (i) relative to the total shareholder returns of the real estate investment trusts included in the S&P US REIT index (with respect to 50% of the units) and (ii) relative to the total shareholder returns of the companies in our peer group (with respect to the other 50% of the units). Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of restricted common shares generally depends on their continued employment with us.

Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair value of each restricted share awarded on February 22, 2016 equaled the closing price of our common shares on the New York Stock Exchange on that date ($12.40). The grant date fair value for the performance units awarded on February 22, 2016 was $15.38 (reflecting the average of the values for performance units measured against the S&P US REIT index ($14.85) and for performance units measured against the peer group ($15.91)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was negative 5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was negative 3.3%). In the case of the performance units measured against the peer group, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.2%). Our actual total shareholder return from the beginning of the performance period through the grant date was negative 5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was negative 7.5%).

Capsule Information: Settlement under 2013 Performance Units. Calendar year 2015 was the final performance year under the three-year measurement period contained in the performance units awarded to our executives on February 25, 2013. Each of these performance units represented the right to earn common shares, with the number of common shares dependent on our total shareholder return during the measurement period compared to the total shareholder return for REITs included in the S&P US REIT index (for 50% of the performance units) and for REITs included in our peer group (for 50% of the performance units). Our 27.1% cumulative total shareholder return during this period, as computed under the performance units, placed us in the 35th percentile of the S&P US REIT index comparative group and placed us in the 38th percentile of our peer group, resulting in a formulaic payout of 73% of the target amount. The table below shows the number of performance units awarded in 2013 to our current named executive officers and the number of common shares earned on account of these units and delivered to the executives in the first quarter of 2016 (adjusted to reflect dividend equivalents on the earned portion).

Name	2013 Performance Units (#)	Shares Issued (#)
Current Executive
Gerard H. Sweeney	67,374	55,082
Thomas E. Wirth	14,738	12,049
H. Jeffrey DeVuono	19,089	15,607
George D. Johnstone	14,036	11,475
William D. Redd	12,165	9,946
Former Executive
Brad A. Molotsky	19,651	16,066

Capsule Information: Target Percentages for 2016 Annual Incentive Awards and for 2017 Equity-Based Long-Term Incentive Awards. The table below shows the 2016 annual incentive targets and 2017 equity-based long-term incentive targets for each named executive officer (excluding a former executive officer), expressed as a percentage of their 2016 base salaries. The 2016 annual incentive “percentage targets” relate to annual incentive awards that would typically be made in February or March 2017 (and reflected in the Summary Compensation Table as compensation for calendar year 2016). The 2017 equity-based long-term incentive “percentage targets” relate to equity-based long-term incentive awards that would typically be made in February or March 2017 and, in accordance with SEC disclosure rules, that would be reflected in the Summary Compensation Table as compensation for calendar year 2017.

Name	2016 Base Salary	2016 Annual Incentive Award Percentage Target	2017 Equity-Based Long-Term Incentive Award Opportunity at Target
Current Executive
Gerard H. Sweeney	$700,000	200%	300%
Thomas E. Wirth	$400,000	100%	150%
H. Jeffrey DeVuono	$380,000	100%	150%
George D. Johnstone	$336,600	90%	125%
William D. Redd	$320,000	95%	125%

Discussion

The principal components of our executive compensation consist of:

•	Base salary;

•	Annual incentive awards; and

•	Equity-based long-term incentives.

Other components of executive compensation include:

•	Health and disability coverage, 401(k) matching contributions, life insurance, deferred compensation;

•	An opportunity to participate in our employee share purchase plan; and

•	Change-in-control benefits.

Each of the principal components of our executive compensation furthers one or more of our compensation objectives identified under “Overview” set forth above and:

•	Aligns management and shareholder interests;

•	Aligns pay programs with our business strategy;

•	Provides retention and recruitment incentives; and

•	Provides appropriate, market based equity ownership by officers.

Our Compensation Committee considers each component as part of a total compensation package and, therefore, evaluates the impact on each component on each of the other components in making compensation determinations.

Base Salary. Base salary represents the fixed portion of an executive’s compensation and is paid on a bi-weekly basis. Accordingly, base salary provides a regular stream of income and financial security. In setting base salaries, our Compensation Committee considers the responsibilities, skills, experience and performance of the executives and relies heavily on the views of our President and Chief Executive Officer as to the impact, contribution and expertise of our executives (except in the case of himself and his compensation). In setting base salaries, our Compensation Committee also considers the linkage of base salaries to the elements of our compensation that are tied to base salaries (such as severance and change in control benefits and annual and long-term incentive targets that are computed as a multiple of base salary). As part of the annual compensation process, the Committee may adjust base salaries to reflect changes in market data or in an executive’s responsibilities, skills, experience and performance. For 2016, the base salaries of our current named executive officers were adjusted as reflected in the table above presenting capsule information. See “Capsule Information — Capsule Information: Base Salaries.”

Annual Incentive Awards. Annual incentive awards are designed to reward executives for achievement of annual performance goals linked to the achievement of our annual company goals. Each year our Compensation Committee establishes a target amount for annual incentive awards for each executive, with the target amount expressed as a percentage of the executive’s base salary. The targeted amounts take into account all factors that the Committee deems relevant, including the input of Pay Governance LLC as to competitive compensation levels, the recommendation of our President and Chief Executive Officer (except with respect to his own target), responsibilities of the executives and the Committee’s view of market conditions.

As described above under “Capsule Information: 2015 Annual Incentive Awards,” the 2015 target percentages for annual incentive awards for named executive officers were: Mr. Sweeney (200%); Mr. Wirth (100%); Mr. DeVuono (100%); Mr. Johnstone (90%); Mr. Redd (85%); and Mr. Molotsky (80%). As described above under “Capsule Information: Target Percentages for 2016 Annual Incentive Awards and for 2017 Equity-Based Long-Term Incentive Awards,” the 2016 target percentages for annual incentive awards for named executive officers (excluding a former executive officer) are: Mr. Sweeney (200%); Mr. Wirth (100%); Mr. DeVuono (100%); Mr. Johnstone (90%); and Mr. Redd (95%). As discussed below, actual annual incentive awards may be higher or lower than target.

Annual incentive awards for 2015 (as well as for 2014 and 2013) were computed primarily on the basis of performance within three categories and reflected in a “scorecard”: corporate, business unit/regional and individual. The “corporate” and “business unit/regional” categories include performance measures that are derived from, or that seek to reinforce, our annual corporate business plan developed by our Board of Trustees and senior management. The “individual” category is tied to non-quantitative individual goals, including corporate initiatives, social/community activities (including participation on charitable and civic boards) and departmental leadership. Measurement of performance for this category is subjective.

Annual incentive awards for 2016, which will be payable during the first quarter of 2017 based on 2016 performance, will be computed based on a scorecard that includes the three categories identified above (corporate, business unit/regional and individual) used in 2015. See the discussion below under “— 2016 Annual Incentive Awards.”

The table below sets forth the relative weightings of each of the corporate, business unit/regional and individual categories used in the scorecard for 2015 (and to be used in the scorecard for 2016). The specific weightings reflect the different roles and responsibilities of our current named executive officers. In particular, the relatively higher weighting of “Business Unit/Regional” for Mr. DeVuono compared to the other current named executives reflects his operational role in specific geographic regions whereas the relatively higher weightings of “Corporate” for Messrs. Sweeney, Wirth, Molotsky and Johnstone reflect their company-wide responsibilities.

	2015/2016
Name	Corporate	Business Unit/ Regional	Individual
Current Executive
Gerard H. Sweeney	80%	0%	20%
Thomas E. Wirth	50%	40%	10%
H. Jeffrey DeVuono	30%	60%	10%
George D. Johnstone	40%	50%	10%
William D. Redd	30%	60%	10%

With respect to corporate and business unit/regional goals, the Committee sets a threshold (minimum), target and maximum payout shortly after the beginning of each year or as soon as practicable thereafter. If we or the executive were not to achieve the threshold (minimum) for the applicable component, then the executive would not receive any payout for that component. If we or the executive were to achieve the threshold (minimum), and no higher than the threshold for the applicable component, then the executive would receive 85% of the target payout for that component. If we or the executive were to achieve the target, and no higher than the target for the applicable component, then the executive would receive 100% of the target payout for that component. If we or the executive were to exceed target in a particular area, then the executive may be awarded up to 175% of the relevant component. Accordingly, an executive’s opportunity in respect of a given component ranges from zero (0) to 175% of target.

Achievement	Payout Percentage
• Below Threshold	0
• Threshold	85%
• Target	100%
• Maximum	175%

Following the end of each year, our President and Chief Executive Officer reviews with the Compensation Committee achievements relative to corporate, business unit/regional and individual performance objectives as well as our performance compared to our business plan for the prior year and submits recommendations for annual incentive awards based on his assessment of our overall and individual achievements. The Compensation Committee analyzes the recommendations and has unrestricted authority to modify them.

The Committee’s framework for administering the corporate scorecard expressly affords the Committee the opportunity to adjust the results of the scorecard upward or downward by 25% to reflect strategic accomplishments as well as our performance with respect to metrics selected by the Committee relative to peer company performance with respect to these metrics. In determining whether to make any such adjustments, the Committee exercises judgment and discretion as to the strategic accomplishments and metrics and the weight assigned to any such accomplishments and metrics. The following diagram illustrates this framework:

Based on our 2015 results, and the relative weightings and judgments applied to each component, the corporate portion of the scorecard reflected an overall achievement of 125%. We summarize directly below the specific 2015 performance measures that comprised the corporate portion of the annual incentive awards.

2015 Corporate Goals. Key 2015 corporate goals were tied to our operational performance and capital targets. The goals tied to operational performance and capital targets represented 50% and 50%, respectively, of the corporate component of our annual incentive award opportunity for 2015.

The key operational goals for 2015, and their weightings, were comprised of:

Performance Measure	Subtotal	Weighting
Operational
Funds From Operations, as adjusted (FFO)[1]		20%[4]
Cash Available for Distribution, as adjusted (CAD)[2]
Year-End Occupancy
Same Store NOI Growth[3]
Speculative Revenue		10%
Year-End Leased		20%
		50%

The key capital targets for 2015, and their weightings, were comprised of:

Capital	Subtotal Total
Sales/Joint Venture Activity		15%
Acquisition Activity		10%
Land Development		5%
Leverage Ratio		10%
Indebtedness Strategy		10%
		50%

		100%

(1)	We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before non-controlling interests of unit holders (preferred and common) and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. For purposes of the scorecard, our Compensation Committee adjusts FFO to reflect intra-year capital markets and other transaction activity not taken into account in the initial scorecard metric.
(2)	Cash available for distribution, or CAD, is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP. CAD is presented in our investor presentations solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions. Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies. For purposes of the scorecard, our Compensation Committee adjusts CAD to reflect intra-year capital markets and other transaction activity not taken into account in the initial scorecard metric.
(3)	NOI, or net operating income, is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interests and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interests. In some cases, we also present NOI on a cash basis, which is NOI after eliminating the effect of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance, or as an alternative to cash flow from operating activities as a measure of our liquidity or ability to make cash distributions to shareholders. Our same store portfolio generally consists of those properties that we owned for the entirety of each of the periods being compared.
(4)	The weighting among components in the stated percentage reflects the Committee’s exercise of discretion and judgment.

2015 Performance Targets

As indicated above, based on our 2015 results, and the relative weightings and judgments applied to each component of the corporate scorecard, we had an overall achievement of 125% under the corporate scorecard. We summarize below our actual performance of specific metrics against 2015 targets for each such metric (with the credit percentages shown for each metric expressed as the result of straight-line interpolation between the “threshold” achievement level (85%), “target” achievement level (100%) and “maximum” achievement level (175%):

•	Our FFO target and actual FFO for 2015 were $1.44 and $1.45, respectively. Our CAD target and actual CAD for 2015 were $0.90 and $0.78, respectively. Accordingly, our FFO achievement resulted in credit at the 119% level, and our CAD fell below the threshold level, resulting in no credit for this metric.

•	Our year-end occupancy target for 2015 was 92.5% and our actual year-end occupancy was 93.5%, resulting in credit at the 175% maximum level.

•	Our same-store GAAP NOI growth target for 2015 was 4.0% and our actual achievement was 3.6%, resulting in credit at the 94% level.

•	Speculative revenue achievement reflects lease activity against an internal target. Our 2015 internal target was $32.7 million and our actual achievement was $34.3 million, resulting in credit at the 175% maximum level.

•	Our year-end leased target for 2015 was 94.0% and our actual result for 2015 was 94.4%, resulting in credit at the 160% level.

•	Sales/Joint Venture activity relates to assets sold or contributed into joint ventures for strategic purposes. For 2015 our $410 million of aggregate transaction resulted in credit at the 175% maximum level.

•	Acquisition activity relates to acquisitions of properties solely for our own account. For 2015, we completed $218 million in acquisitions of consolidated properties against our $250 million target, which fell below our threshold level, resulting in no credit for this metric.

•	We achieved our 2015 target for land development, with one development commenced in 2015, resulting in credit at the 100% level.

•	Our leverage target is a ratio of debt to gross asset values, excluding cash. Our 2015 target was 42.0% and our actual year-end ratio was 42.1%, resulting in credit at the 99% level.

•	For 2015 our indebtedness strategy was measured through a net debt to EBITDA ratio, with our target set at 7.3 and our year-end outcome at 7.1, resulting in credit at the 160% level.

2015 Business Unit/Regional Goals. As noted above, four of our current named executive officers received annual incentive awards based in part upon the performance of their respective business units or regions. Because each of Messrs. DeVuono and Redd oversee specific geographic regions of our operations, the performance metrics for the business unit/regional portion of their scorecards include region-specific operational performance measures tied to leasing revenues, capital cost controls, same store net operating income, occupancy levels and lease renewals. The business unit/regional performance measures for our other two current named executive officers with business unit/regional goals are non-quantitative and the measurement of achievement involves judgment and subjectivity. The 2015 business unit performance measures for Mr. Johnstone, our Executive Vice President, Operations, related to quality and timeliness of our operational reporting system and oversight of our leasing and internal capital allocation processes. The 2015 business unit performance measures for Mr. Wirth, our Executive Vice President and Chief Financial Officer, were tied to (i) quality and timeliness of our financial reporting; (ii) operational efficiencies and process improvement; (iii) corporate controls and support of our internal audit group; and (iv) sourcing of new debt and equity capital.

2015 Individual Goals. Individual goals for our executive officers are tied to executive leadership and managerial performance and are evaluated on a subjective basis annually. These goals are intended to move our company and the individual executive’s business unit or region forward in terms of organizational structure, improve on such practices as collaboration among business units or enterprise-wide thinking and address development of junior executives and succession planning. Individual performance for Mr. Sweeney is determined by the Compensation Committee. The Committee also determines individual performance for the other current named executive officers after receiving recommendations from Mr. Sweeney. None of the individual goals included quantitative measures, and our Compensation Committee assigned no specific weighting to any of these goals, but rather assessed overall achievement levels in determining annual incentive awards. Individual goals for Mr. Sweeney in 2015 included (i) providing ongoing strategic leadership; (ii) proactive management of sources and uses of capital, including oversight of our portfolio allocation goals; and (iii) active management of career development of high potential officers within our company.

2015 President and Chief Executive Officer Annual Incentive Award. As discussed above, our Compensation Committee approves the performance goals for our President and Chief Executive Officer each year following review of our annual business plan and key objectives for that year. For 2015, 80% of the annual incentive award opportunity for Mr. Sweeney was tied to “corporate” performance measures (with the components and targets identified above) and 20% reflected the Compensation Committee’s assessment of Mr. Sweeney’s leadership of our company and strategic vision. As discussed above, based on our 2015 business results, and the relative weightings in and judgments applied to our 2015 scorecard, Mr. Sweeney achieved 100% of the corporate portion of his annual incentive award opportunity.

We do not have policy differences with respect to the compensation of individual executive officers even though the level of compensation may differ based on scope of responsibilities and performance. The compensation disparity between our President and Chief Executive Officer and the other executive officers is primarily due to our President and Chief Executive Officer having significantly greater responsibilities for management and oversight of our business.

2016 Annual Incentive Awards. Our 2016 business plan reflects our continued focus on leasing of space at our existing portfolio and operating cost control and our longer-term strategy of growth through acquisition, ownership, management and development of office properties. Our corporate, business unit/regional and individual goals for annual incentives for 2016 include performance measures similar to those used in 2015, with operational metrics weighted 50% in aggregate and capital metrics weighted 50% in aggregate, and with such metrics calibrated to promote achievement of our 2016 business plan.

Equity-Based Long-Term Incentive Compensation.

Consistent with our compensation objectives, our equity-based long-term incentive program is designed to assist us in attracting and retaining high quality executives, while tying a significant portion of compensation to our financial performance, principally in the case of this program our total shareholder return. Given the influence of our more senior executives on our overall performance, we have allocated a larger percentage of their compensation to the variable performance associated with equity-based awards.

The amounts presented in the Summary Compensation Table for Share Awards and Option Awards reflect the aggregate grant date fair values of share-based awards and option awards granted during the indicated years. We address directly below the methodology for the determination of these awards.

For the awards made in February 2015, and consistent with prior year practice, the Compensation Committee, after consultation with Pay Governance, determined a market based competitive target percentage and target value, expressed as a percentage of base salary, as set forth above. See “—Overview.” The awards made in February 2015 were comprised of two components: performance units and restricted common shares, with the performance units representing two-thirds of the total and time vested restricted common shares representing one-third of the total (based on relative grant date fair values). The Compensation Committee believes that these two components in combination create an effective link between ultimate value realizable by our executives and our longer-term performance and also enhance retention by conditioning payouts on continued service with us during the performance or vesting periods.

The awards made on February 22, 2016 to our current named executive officers were designed and allocated in the same manner as those awarded in February 2015 (two-thirds to performance units and one-third to restricted common shares).

Performance Units. Each performance unit awarded in February 2015 represents the right to earn common shares. The number of common shares, if any, deliverable to award recipients depends on our performance based on our total return to shareholders during the three year period Measurement Period that commenced on January 1, 2015 and that ends on the earlier of December 31, 2017 or the date of a change of control, as defined in our 2015-2017 Restricted Performance Share Unit Program (the “Performance Unit Program”) compared to (i) for fifty percent (50%) of the performance units awarded to each recipient, the total return to shareholders for the Measurement Period of the component members (excluding us) of the S&P US REIT Index (the “Index Companies”) and (ii) for the other fifty percent (50%) of the performance units awarded to each recipient, the total return to shareholders for the Measurement Period of each of the companies in a designated peer group (the “Peer Group”) contained in the Performance Units Program. If our total return to shareholders over the Measurement Period places us below the 25th percentile of the Index Companies or the components in the Peer Group, as applicable, then no shares will be earned under the related performance units. If our total return to shareholders over the Measurement Period places us at or above the 25th percentile of the Index Companies or the components in the Peer Group, as applicable, then a percentage of the awards ranging from 50% to 200% will be earned and settled in common shares. Dividends are deemed credited to the performance units accounts and are applied to acquire more performance units for the account of the unit holder at the price per common share ending on the dividend payment date. Participants in the program may elect to defer receipt of common shares earned into our Deferred Compensation Plan. In the event of the participant’s death, disability or qualifying retirement, he will be eligible to receive shares (if any) under the program as if the Measurement Period ended on the last day of the month in which the termination occurred.

The performance units awarded in February 2016 have been designed in the same manner as the performance units awarded in February 2015, but with the scheduled Measurement Period being the three-year period that commenced January 1, 2016 and that ends December 31, 2018.

Time Vested Restricted Common Share Awards. Each restricted common share has a value equal to one common share as of the close of the market on the day of grant. Restricted common shares (commonly referred to as “restricted common shares”) awarded to our current named executives vest on the third anniversary of the award date and, upon vesting, each share is settled for one common share. Vesting would accelerate if the recipient of the award were to die, become disabled or terminate employment in a qualifying retirement prior to the vesting date. Vesting would also accelerate if we were acquired or underwent a change in control and (in the case of restricted common shares awarded in February 2015 and February 2016) the recipient’s employment were terminated in a “qualifying employment termination.” In the case of our executive officers (other than our President and Chief Executive Officer), a “qualifying employment termination” would occur only if, prior to the first anniversary of the change of control, the executive were terminated without cause or the executive resigned for “good reason” on account of an adverse change in the executive’s compensation, position or responsibilities. In the case of our President and Chief Executive Officer, a “qualifying employment termination” would occur only if he were terminated or elected to resign for any reason within six months following the change of control. A recipient of restricted common shares forfeits the shares if his or her employment with us terminates prior to the scheduled or (if applicable) accelerated vesting date (except, in the case of Mr. Sweeney, as provided in his employment agreement). We pay cash dividend equivalents on each restricted common share during the three-year vesting period.

Vesting and Forfeiture Provisions. Restricted common shares, performance units and options that remain unvested upon the holder’s termination of employment with us will vest or be forfeited depending on the reason for the termination. The table below, as supplemented by the notes to the table, summarizes these provisions:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Options expire immediately upon termination

Voluntary Termination by Executive other than in Qualifying Retirement (1)	Forfeit	Options expire 90 days from date of termination

Termination without Cause (2)	Forfeit	Options expire 90 days from date of termination

Change in Control	Vesting restrictions on restricted common shares lapse if a qualifying employment termination occurs (3) Vesting restrictions lapse on performance units; early measurement period for performance units	Options expire upon a Change in Control

Death	Vesting restrictions lapse on all unvested equity-based awards; early measurement period for performance units	Options expire one year from date of death

Disability	Vesting restrictions lapse on all unvested equity-based awards; early measurement period for performance units	Options expire one year from date of termination for disability

Qualifying Retirement	Vesting restrictions lapse on all unvested equity-based awards; early measurement period for performance units (4)	Options expire at end of the stated term in the applicable option award agreement

(1)	Qualifying Retirement means an executive’s voluntary termination of employment after reaching age 57 and accumulating at least 15 years of service with us. Two of our current named executive officers, Mr. Sweeney and Mr. Redd, have met conditions to elect a qualifying retirement as of the date of this proxy statement.

(2)	The employment agreement for Mr. Sweeney provides for the lapse of vesting restrictions on his restricted common shares and options if he were to be terminated without cause or to resign for good reason.
(3)	Vesting restrictions on restricted common shares awarded prior to February 23, 2015 lapse upon a change of control. Vesting restrictions on restricted common shares awarded on February 23, 2015 and on February 22, 2016 lapse in connection with a change of control only if the holder’s employment terminates in a qualifying employment termination. In the case of our executive officers (other than our President and Chief Executive Officer), a qualifying employment termination would occur only if, prior to the first anniversary of the change of control, the executive were terminated without cause or the executive resigned for “good reason” (i.e., on account of an adverse change in the executive’s compensation, position or responsibilities). In the case of our President and Chief Executive Officer, a qualifying termination would occur only if he were terminated or elected to resign for any reason within six months following the change of control.
(4)	Does not apply to 24,424 restricted shares awarded to Mr. Sweeney on March 12, 2014.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries, annual incentive awards and equity awards. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds and investment alternatives which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the selected investments. We do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. An executive who defers more than 25% of his or her annual incentive award into the Company Share Fund under the deferred compensation account is entitled to a 15% discount on the share equivalents credited on account of the excess. We maintain this plan to help ensure that our benefits are competitive. See “Compensation Tables and Related Information — Nonqualified Deferred Compensation.”

Other Benefits

Our executives participate in company-sponsored benefit programs available generally to all our salaried employees, including our shareholder-approved non-qualified employee share purchase plan and our Section 401(k) plan. For 2015, our 401(k) plan provided a company matching contribution of 30% of the first 6% of eligible compensation contributed to the plan, up to a maximum company matching contribution of $4,770. Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all our salaried employees.

Perquisites

We do not provide perquisites to our executive officers.

Post-Termination Benefits; Qualifying Retirement

We provide post-employment benefits to our executive officers that vary based on the executive and the circumstances of the executive’s termination. See “Employment and Other Agreements” and “Potential Payments upon Termination of Employment or Change-in-Control.”

Our equity-based long-term incentive awards provide for vesting of unvested awards upon a qualifying retirement (other than 24,424 of the restricted shares awarded to Mr. Sweeney on March 12, 2014, which do not vest upon a qualifying retirement). A “qualifying retirement” means the termination of employment, other than for cause, after the employee has reached age fifty seven (57) and worked for us for at least fifteen (15) years. Our Compensation Committee believes that this definition of retirement is appropriate and rewards long-term contributions of employees to us.

We have “change of control” severance agreements with our executive officers (other than our President and Chief Executive Officer) which condition the executive’s entitlement to severance following a change of control upon a so-called “double trigger.” Under a double-trigger, the executive is entitled to severance only if, within a specified period following the change of control, the terms of his or her employment are adversely changed. The entitlement of our President and Chief Executive Officer to severance following a change of control is not conditioned on an adverse change in his employment terms; rather he would be entitled to severance if he were to resign or his employment were terminated. Our Compensation Committee believes that the severance protection that we provide is consistent with those maintained by our peer companies and is therefore important in enabling us to attract and retain high quality executives. We also believe it is in our best interest to have agreements with our senior executives that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control transaction.

Additional Compensation Information

Timing of Equity and Other Awards. We do not have any process or practice to time the grant of equity awards in coordination with our release of earnings or other material non-public information. Historically, our Compensation Committee has approved annual incentive awards and equity-based long-term incentive awards after the completion of each fiscal year, following review of pertinent fiscal year information and industry data. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee. We do not time the release of material information to affect the value of executive compensation. The exercise price of option awards is the closing price of our common shares on the date of grant and we do not backdate options or grant options or equity-based awards retroactively.

Compensation Recovery; Clawback Agreements. We have entered into “clawback” agreements with each of our executive officers that provide that in the event of an accounting restatement due to material non-compliance with federal securities laws, and without regard to misconduct, we have the right to recover incentive-based compensation that was computed on the basis of erroneous data during the three-year period preceding the accounting restatement and that exceeded what should have been paid on the basis of the corrected data.

Share Ownership Requirements. We maintain minimum share ownership requirements for our executives and Trustees. We include these requirements in our Corporate Governance Principles. Our executive officers are required to own, within five years of their election as an executive officer, the lesser of (x) 75% of the number of common shares or share equivalents awarded to such executive officer for no consideration (other than such officer’s services) under an equity compensation program during the sixty-month period that precedes the testing date less shares withheld for taxes and (y) common shares or share equivalents that have a market value (based on the average of the closing common share prices as reported on the New York Stock Exchange for the twelve-month period ending on June 30 of the calendar year that precedes the date of computation) at least equal to a multiple of the officers base salary. In the case of our President and Chief Executive Officer, the multiple is six, and in the case of our other executive officers, the multiple is four. Each of our non-employee Trustees is expected to retain a number of common shares (or share equivalents), whether vested or not, at least equal to the number of restricted common shares awarded to the non-employee Trustee during the 36-calendar month period immediately preceding the test date, less shares withheld for taxes. Each of our executive officers and non-employee Trustees is in compliance with the share ownership requirements. If an officer were not to meet the requirements, the officer would be restricted from selling any common shares (or share equivalents) that have been or are thereafter awarded to him or her under any of our equity compensation programs until such officer met the requirements, except as required by law or upon the approval of the Board or the Compensation Committee or (except as to himself) the President and Chief Executive Officer.

Hedging Prohibition. Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares.

Pledges and Transactions in Shares. Our executives and Trustees are prohibited from pledging our shares as collateral for loans.

Compensation and Risks. Our Compensation Committee believes that the risks material to our business are those that derive from broad-based economic trends and specific trends related to the types of real estate we own and operate in our relevant markets. We do not believe that these risks are materially affected by, or materially arise from, our compensation policies and practices. We believe that our compensation policies and practices support achievement of competitive performance without unnecessary and excessive risk taking. Our annual incentive awards and equity-based long-term incentive awards are based on a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance. See “Discussion — Corporate Goals” set forth above. In addition, three-year vesting periods for our equity compensation awards and three-year performance periods in our annual awards of performance units, as well as our share ownership requirements, encourage our executives to focus on sustained share price appreciation rather than short-term results. Furthermore, compliance and ethical behavior are integral factors considered in all performance assessments.

Accounting Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the cost of the program and awards in light of our current budget and anticipated budget. We also review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling. Under FASB ASC Topic 718, the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

Tax Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Internal Revenue Code limits the annual tax deduction for compensation to each of our President and Chief Executive Officer and our three other most highly-paid executive officers, other than the Chief Financial Officer, to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Because we qualify as a REIT under the Code and are generally not subject to Federal income taxes to the extent that we make distributions to shareholders in amounts at least equal to our REIT taxable income, we have not attempted to structure compensation to be fully deductible under Section 162(m).

We adopted our Deferred Compensation Plan for executives to provide them with an opportunity to save for the future without paying a current tax on the deferred amounts. In addition, we have awarded a portion of option awards in the form of incentive stock options in order to provide executives an opportunity to receive capital gains treatment on a portion of the value they may realize on exercise and sale of common shares underlying the options.

Consideration of Prior Year Compensation. The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, in the context of current levels of compensation for similarly situated executives at peer companies, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.

Severance for Former Executive Officer

On February 22, 2016, Brad A. Molotsky, formerly our Executive Vice President and General Counsel resigned, effective as of April 15, 2016, to pursue other opportunities. We will provide Mr. Molotsky a $460,538 cash severance payment, subject to applicable tax withholdings, and health benefits for up to 9 months following his departure.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our proxy statement for our 2015 annual meeting of shareholders.

•	James C. Diggs

•	Charles P. Pizzi

•	Walter D’Alessio

•	Wyche Fowler

•	Michael J. Joyce

Compensation Tables and Related Information

Compensation Tables and Related Information

The following tables and footnotes set forth information, for the three most recent fiscal years, concerning compensation awarded to, earned by or paid to: (i) our President and Chief Executive Officer, (ii) Thomas E. Wirth, who was appointed Executive Vice President and Chief Financial Officer on March 10, 2014 and (iii) each of our four other most highly compensated executive officers in 2015, including an executive who resigned on February 22, 2016 effective April 15, 2016 (our “named executive officers”).

Summary Compensation Table
Name and Principal Position	Year	Salary (1)	Bonus (2)	Share Awards (3)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Current Executive

Gerard H. Sweeney President and Chief Executive Officer	2015	$683,333	$—	$1,799,986	$1,750,000	$112,163	(4)	$4,345,482
	2014	$600,000	$50,000	$1,824,123	$1,200,000	$119,980	(4)	$3,794,103
	2013	$600,000	$602,927	$1,799,990	$1,200,000	$107,476	(4)	$4,310,393
Thomas E. Wirth Executive Vice President, Chief Financial Officer	2015	$370,833	$—	$525,008	$468,750	$25,962	(5)	$1,390,553
	2014	$345,217	$25,000	$481,947	$367,500	$23,823	(5)	$1,243,487
	2013	$320,250	$—	$393,747	$264,000	$16,405	(5)	$994,402
H. Jeffrey DeVuono Executive Vice President and Senior Managing Director	2015	$361,834	$—	$531,677	$454,139	$29,320	(6)	$1,376,970
	2014	$353,292	$25,000	$521,256	$372,173	$29,423	(6)	$1,301,144
	2013	$346,250	$—	$509,992	$323,000	$26,979	(6)	$1,206,221
George D. Johnstone Executive Vice President, Operations	2015	$335,500	$—	$412,497	$348,381	$23,677	(7)	$1,120,055
	2014	$326,000	$20,000	$382,486	$280,500	$24,337	(7)	$1,033,323
	2013	$305,000	$—	$374,999	$244,000	$23,118	(7)	$947,117
William D. Redd Executive Vice President and Senior Managing Director	2015	$291,138	$—	$339,777	$313,438	$21,256	(8)	$965,609
	2014	$270,725	$20,000	$331,506	$198,679	$22,294	(8)	$843,204
	2013	$264,333	$—	$324,998	$200,000	$21,519	(8)	$810,850

Former Executive

Brad A. Molotsky Executive Vice President, General Counsel and Secretary	2015	$355,833	$—	$525,008	$285,600	$30,634	(9)	$1,197,075
	2014	$350,000	$20,000	$525,009	$271,600	$33,384	(9)	$1,199,993
	2013	$350,000	$—	$525,002	$271,000	$33,360	(9)	$1,179,362

(1)	Executives are eligible to defer a portion of their salaries under our Nonqualified Deferred Compensation Plan. The amounts shown in this column have not been reduced by any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2013 are shown in the Nonqualified Deferred Compensation table below.
(2)

Amount shown under the “Bonus” column for Mr. Sweeney represents an award approved by the Compensation Committee on March 12, 2014, with $250,000 paid in cash and the balance in the form of 24,424 restricted shares. Amounts shown under the “Non-Equity Incentive Plan Compensation” column for 2014 and 2013 were approved by the Compensation Committee on February 23, 2015 (for 2014) and on

March 11, 2014 (for all current named executive officers other than Mr. Sweeney) and March 12, 2014 (for Mr. Sweeney), respectively. Executives are eligible to defer a portion of the amounts shown under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns under our Deferred Compensation Plan. Amounts that are deferred into the Company Share Fund under our Deferred Compensation Plan may be entitled to a 15% discount to the market price of our common shares on the date of the award. See “Compensation Discussion and Analysis — Deferred Compensation Plan.” We disclose the amounts attributable to the 15% discount under the “All Other Compensation” column and the notes to that column.
(3)	This column represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of (i) restricted common shares (or share equivalents) that vest on the third anniversary of the award date and (ii) awards of performance units. Restricted common shares (or share equivalents) vest early upon a change of control or upon the death, disability or qualifying retirement of the holder of the shares. The holder of restricted common shares (or share equivalents) is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions. The grant date fair value of each restricted common share awarded in February 2015 was equal to the closing price on New York Stock Exchange on the award date ($16.26). The grant date fair value of each restricted common share awarded in March 2014 was equal to the closing price on New York Stock Exchange on the award date ($14.33 on March 11, and $14.45 on March 12). The grant date fair value of each restricted common share awarded in 2013 was equal to the closing price of our common shares on the New York Stock Exchange on the award date ($12.96 on February 25, 2013). The grant date fair value for the performance units awarded on February 23, 2015 was $21.10 (reflecting the average of the values for performance units measured against the S&P US REIT index ($21.50) and for performance units measured against the peer group ($20.69)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.3%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was 5.7%). In the case of the performance units measured against the peer group, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.8%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 5.7%). The grant date fair values for the performance units awarded on March 11, 2014 and March 12, 2014 were $19.54 and $19.85, respectively (reflecting the average of the values for performance units measured against the S&P US REIT index ($19.99 and $20.30 on March 11 and March 12, respectively) and for performance units measured against the peer group ($19.08 and $19.40 on March 11 and March 12, respectively)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 52.8%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 40.5%). Our actual total shareholder return from the beginning of the performance period through the grant dates (March 11 and March 12) was 7.2% and 8.1%, respectively, calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same periods was 7.2% and 7.4%, respectively). In the case of the performance units measured against the peer group, we assumed volatility of 52.8%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 42.4%). Our actual total shareholder return from the beginning of the performance period through the grant dates (March 11 and March 12) was 7.2% and 8.1%, respectively, calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same periods was 9.4%). The grant date fair value of each performance unit awarded in 2013 ($17.90) was determined using a Monte Carlo simulation probabilistic valuation model and averaging the results for the performance units tied to the S&P US REIT index ($18.35) and the performance units tied to our peer group ($17.45). For purposes of the 2013 simulation, we assumed volatility of 53.5%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations. Our actual total shareholder return from the beginning of the performance period through the grant date was 10.2%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price.

(4)	Represents for 2015 (i) $97,597 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $8,836 from participation in the Employee Share Purchase Plan. Represents for 2014 (i) $105,524 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $8,816 from participation in the Employee Share Purchase Plan. Represents for 2013 (i) $95,745 in dividends paid in 2013 on unvested restricted common shares; (ii) $4,590 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $6,181 from participation in the Employee Share Purchase Plan.
(5)	Represents for 2015 (i) $20,232 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $18,924 in dividends paid in 2014 on unvested restricted common shares; (ii) $3,939 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2013 (i) $15,445 in dividends paid in 2013 on unvested restricted common shares and (ii) $960 in life insurance premiums.
(6)	Represents for 2015 (i) $23,590 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $23,783 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2013 (i) $21,429 in dividends paid in 2013 on unvested restricted common shares; (ii) $4,590 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.
(7)	Represents for 2015 (i) $17,947 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $18,697 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2013 (i) $17,568 in dividends paid in 2013 on unvested restricted common shares; (ii) $4,590 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.
(8)	Represents for 2015 (i) $15,526 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $16,654 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2013 (i) $15,969 in dividends paid in 2013 on unvested restricted common shares; (ii) $4,590 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.
(9)	Represents for 2015 (i) $24,904 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $27,744 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2013 (i) $27,810 in dividends paid in 2013 on unvested restricted common shares; (ii) $4,590 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.

Grants of Plan-Based Awards
Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Share Awards: Number of Shares (#)(3)	Grant Date Fair Value of Share and Option Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Current Executive

Gerard H. Sweeney	Annual Incentive		$0	$1,400,000	$2,100,000
	Performance Units	2/23/15				28,578	57,156	114,312		$1,205,992
	Restricted Shares	2/23/15							36,531	$593,994
Thomas E. Wirth	Annual Incentive		$0	$375,000	$562,500
	Performance Units					8,336	16,671	33,342		$351,758
	Restricted Shares								10,655	$173,250
H. Jeffrey DeVuono	Annual Incentive		$0	$363,311	$544,966
	Performance Units	2/23/15				8,442	16,883	33,766		$356,231
	Restricted Shares	2/23/15							10,790	$175,445
George D. Johnstone	Annual Incentive		$0	$302,940	$454,410
	Performance Units	2/23/15				6,549	13,098	26,196		$276,368
	Restricted Shares	2/23/15							8,372	$136,129
William D. Redd	Annual Incentive		$0	$250,750	$376,125
	Performance Units	2/23/15				5,395	10,789	21,578		$227,648
	Restricted Shares	2/23/15							6,896	$112,129

Former Executive

Brad A. Molotsky	Annual Incentive		$0	$285,600	$428,400
	Performance Units	2/23/15				8,336	16,671	33,342		$351,758
	Restricted Shares	2/23/15							10,655	$173,250

(1)	Actual non-equity incentive awards for 2015 were made on February 22, 2016. See the Summary Compensation Table above for the actual amounts of the annual incentive awards earned by each current named executive officer for 2015. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment opportunity. See “Compensation Discussion and Analysis — Discussion — Annual Incentive Awards.”
(2)	All equity and equity-based awards were made under our Amended and Restated 1997 Long-Term Incentive Plan. The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable under performance units, not including performance units resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. The recipient is not entitled to any voting rights in connection with performance units. See “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Performance Units” for a description of, and a discussion of the objectives of, the performance units. Whether the current named executive officers will receive any shares in respect of performance units depends on whether we achieve total shareholder return hurdles. If the measurement period had ended on December 31, 2015, no shares would have been issued under the performance units awarded on February 23, 2015 to the named executive officers.
(3)

Consists of restricted common shares (or share equivalents) that vest on April 15, 2018. Restricted common shares (or share equivalents) awarded in February 2015 vest prior to April 15, 2018 upon a change of control, upon the death or disability of the holder of the shares or, in the case of Mr. Sweeney, his termination without cause or resignation for good reason. The holder of restricted common shares is entitled to receive dividends on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions.
(4)	The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of performance units generally depends on our total return to shareholders during the three-year period beginning January 1, 2015 and ending December 31, 2017 (i) relative to the total shareholder returns of the real estate investment trusts included in the S&P US REIT index (with respect to 50% of the units) and (ii) relative to the total shareholder returns of the companies in our peer group (with respect to the other 50% of the units). Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of restricted common shares generally depends on their continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair values of each restricted common share awarded on February 23, 2015 equaled the closing prices of our common shares on the New York Stock Exchange on that date ($16.26). The grant date fair value for the performance units awarded on February 23, 2015 was $21.10 (reflecting the average of the values for performance units measured against the S&P US REIT index ($21.50)) and for performance units measured against the peer group ($20.69) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.3%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was 5.7%). In the case of the performance units measured against the peer group, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.8%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same periods was 5.7%).

Outstanding Equity Awards at Fiscal Year-End
	Option Awards						Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)		Option Expiration Date		Number of Shares That Have Not Vested (#)(2)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(3)
Current Executive

Gerard H. Sweeney	13,333 33,333 1,010,000 274,973 239,726 189,701	0 0 0 0	$ $ $ $ $ $	6.21 14.31 20.61 2.91 11.31 11.89	April 8, 2018 April 1, 2019 March 4, 2020 March 2, 2021	(4) (4)	140,099	$1,913,752	$244,487
Thomas E. Wirth	16,267 25,745	0 0	$ $	11.31 11.89	March 4, 2020 March 2, 2021		31,780	$434,115	$65,459
H. Jeffrey DeVuono	53,975 8,841 10,727	0 0 0	$ $ $	20.61 11.31 11.89	April 8, 2018 March 4, 2020 March 2, 2021		35,780	$488,755	$70,800
George D. Johnstone	42,858 32,820 27,665	0 0 0	$ $ $	20.61 11.31 11.89	April 8, 2018 March 4, 2020 March 2, 2021		26,729	$365,118	$51,949
William D. Redd	38,572 29,535 32,106 26,042	0 0 0 0	$ $ $ $	20.61 2.91 11.31 11.89	April 8, 2018 April 1, 2019 March 4, 2020 March 2, 2021		22,805	$311,516	$45,023

Former Executive

Brad A. Molotsky	84,813	0		$20.61	April 8, 2018		36,113	$493,304	$71,305

(1)	The options with a $20.61 per share exercise price were awarded on April 8, 2008 and vested in equal installments on the first, second and third anniversaries of the award date. The options with a $2.91 per share exercise price were awarded on April 1, 2009 and vested in equal installments on the first, second and third anniversaries of the award date. The options with an $11.31 per share exercise price were awarded on March 4, 2010 and vested in equal installments on the first, second and third anniversaries of the award date. The options with an $11.89 per share exercise price were awarded on March 2, 2011 and vested in equal installments on the first, second and third anniversaries of the award date.

(2)	The unvested shares shown in this column vest or vested in the following amounts and on the following dates:

Name	Number of Unvested Shares	Vesting Date
Current Executive

Gerard H. Sweeney	45,833 8,141 41,452 8,142 36,531	April 15, 2016 April 15, 2016 April 15, 2017 April 15, 2017 April 15, 2018
Thomas E. Wirth	10,026 11,099 10,655	April 15, 2016 April 15, 2017 April 15, 2018
H. Jeffrey DeVuono	12,986 12,004 10,790	April 15, 2016 April 15, 2017 April 15, 2018
George D. Johnstone	9,549 8,808 8,372	April 15, 2016 April 15, 2017 April 15, 2018
William D. Redd	8,275 7,634 6,896	April 15, 2016 April 15, 2017 April 15, 2018

Former Executive

Brad A. Molotsky	13,368 12,090 10,655	April 15, 2016 April 15, 2017 April 15, 2018

(3)	Represents hypothetical payment amount, if any, under performance units awarded on February 23, 2015, March 11, 2014 and March 12, 2014. For a discussion of the terms of performance units, see “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Performance Units.” The number of common shares, if any, that we will issue on account of performance units will depend on whether, and the extent to which, our total shareholder return exceeds the hurdles applicable to performance units. The dollar amounts shown above were computed on the basis of (i) the closing price of our common shares on December 31, 2015 (the last trading day of 2015) ($13.66) and (ii) the assumed occurrence of a change of control on December 31, 2015 (resulting in an early termination of the three-year measurement period applicable to performance units). If the measurement period had ended on December 31, 2015, we would have issued 0 common shares per unit awarded on February 23, 2015 and .27 common shares per unit awarded on March 11, 2014 and March 12, 2014. As we discussed above, the measurement period for the performance units awarded on February 25, 2013 ended on December 31, 2015, resulting in a payout under these units of .73 common shares per unit. See “Compensation Discussion and Analysis — Capsule Information — Capsule Information: Settlement under 2013 Performance Units.”
(4)	These options have an expiration date tied to Mr. Sweeney’s employment with us.

Option Exercises and Shares Vested
	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Current Executive

Gerard H. Sweeney	0	$0	63,390	$952,752
Thomas E. Wirth	0	$0	9,208	$138,396
H. Jeffrey DeVuono	0	$0	12,469	$187,409
George D. Johnstone	0	$0	10,551	$158,582
William D. Redd	0	$0	9,592	$144,168

Former Executive

Brad A. Molotsky	0	$0	16,114	$242,193

(1)	Reflects the number of restricted common shares (or share equivalents) that vested in 2015 multiplied by the closing market price of the common shares on the applicable vesting date.

Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Current Executive

Gerard H. Sweeney	$3,568,582	$0	$(855,226)		$0	$8,847,740
Thomas E. Wirth	$349,059	$0	$(83,494)		$0	$413,652
H. Jeffrey DeVuono	$1,044,974	$0	$(182,637)		$0	$1,562,262
George D. Johnstone	$0	$0	$(48,741)		$0	$301,477
William D. Redd	$0	$0	$(1,651)	$		$522,021

Former Executive

Brad A. Molotsky	$0	$0	$(166,939)		$0	$1,980,850

(1)	Amounts shown reflect the portion of the executive’s 2015 salary, annual incentive award and vested restricted and performance shares deferred into our Nonqualified Deferred Compensation Plan. These amounts are also reported in the Summary Compensation Table. All amounts shown in the year-end balance column have been reported either as salary, bonus or non-equity incentive plan compensation in the Summary Compensation Table of our proxy statements for previous years for those of the current named executive officers who were named executive officers in proxy statements for such previous years, other than the component of the year-end balances that represents earnings.
(2)	Amounts that represent aggregate earnings and appreciation since inception in the Plan, measured at December 31, 2015, are: $1,702,772 for Mr. Sweeney; $(69,747) for Mr. Wirth; $5,654 for Mr. DeVuono; $306,763 for Mr. Redd; $214,801 for Mr. Johnstone; and $1,026,314 for Mr. Molotsky.

Our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) affords participating executives and Trustees the ability to defer a portion of their base salary, bonus and annual incentive award (or, in the case of our Trustees, annual retainer and Board fees) on a tax-deferred basis. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. If a participant’s matching contributions under our 401(k) plan are limited due to participation in the Deferred Compensation Plan or due to limitations on matching contributions imposed by the Internal Revenue Code, we make a matching contribution for the participant under the deferred compensation plan to the extent the participant has deferred an amount under the Deferred Compensation Plan at least equal to the amount that would have been required if the matching contribution had been made under our 401(k) plan. We have the right, but not the obligation, to make matching contributions for executives on deferred amounts (and/or to make a discretionary profit sharing contribution for executives) covering compensation in excess of $265,000 because the 401(k) plan rules will not permit such matching contributions due to the compensation limitations of $265,000. Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.

Because the Deferred Compensation Plan is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. One of the deemed investment options is a hypothetical investment fund (the “Common Share Fund”) consisting of our common shares. Effective for compensation deferred after 2006, all deferrals that are invested in the Company Share Fund will continue to be invested in the Company Share Fund until distribution and will not be eligible to be transferred into other investment funds. An executive who defers more than 25% of his or her annual bonus or annual incentive award into the Company Share Fund is entitled to a 15% discount on the share equivalents credited on account of the excess. All deferred equity grants will be invested in the Company Share Fund and all distributions of benefits attributable to Company Share Fund credits will be paid in common shares.

With respect to post-2004 deferred compensation deemed invested in the Company Share Fund, dividend equivalents are subject to participants’ elections to receive the dividend equivalents in cash or to continue to defer them under the Deferred Compensation Plan. Any dividend equivalents credited to participants’ accounts in the Deferred Compensation Plan will be invested in investment funds selected by the participants other than the Company Share Fund.

In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the Deferred Compensation Plan. We are not entitled to a deduction until such amounts are distributed.

Employment and Other Agreements

We have agreements with executives that provide for payments to the executives in connection with their termination of employment or upon a change of control of us. We summarize below, and in the table that follows, circumstances that would trigger payments by us, and the amounts of the payments. We discuss the rationale for these agreements above under “Compensation Discussion and Analysis – Post Termination Benefits; Qualifying Retirement,” including why we have entered into agreements with executive officers that provide for post-employment payments following a change-in-control.

Agreement with our President and Chief Executive Officer. We have an employment agreement with Gerard H. Sweeney. Mr. Sweeney’s employment agreement provides for an annual base salary of not less than $600,000 (increased to $700,000 effective March 1, 2015). If Mr. Sweeney’s employment with us were not extended upon expiration of the term of his employment agreement, which currently renews annually for successive one-year periods absent advance notice of non-renewal, we would be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The employment agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change of control of us would each constitute a resignation “for good reason.” In addition, upon a change of control, Mr. Sweeney’s unvested restricted common shares and options would vest in full. Mr. Sweeney’s employment agreement also includes a tax gross-up for excise tax payments that would be payable upon a change of control and that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to him. Mr. Sweeney’s severance and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.

Change of Control Agreements with Executive Officers. In addition to our employment agreement with Mr. Sweeney, we have entered into change of control agreements with our executive officers. These agreements provide that if both (i) a change of control (a “CIC”) occurs at a time when an executive is an employee and (ii) the executive’s employment is terminated other than for cause or the executive resigns for good reason, in either case within a specified number of days (as indicated in the table below under the caption “Coverage Period”) following the CIC, then we (or our successor in the CIC transaction) will pay to the executive the product of: (x) the CIC Multiplier (as indicated in the table below under the caption “CIC Multiplier”) times (y) the sum of (1) the executive’s annual base salary in effect at the time of the CIC plus (2) the greater of (i) the annual bonus most recently paid to the executive prior to the CIC or (ii) the executive’s target bonus for the year in which the CIC occurs. In addition, if the foregoing double trigger (i.e., a CIC and a qualifying employment termination) were to occur, we would provide the applicable executive with medical coverage and group term life insurance benefits on the terms specified in the revised agreement.

The table below shows the Coverage Period and CIC Multiplier for the identified executive officers.

Name	Coverage Period	CIC Multiplier
H. Jeffrey DeVuono	730 days	2.00
George D. Johnstone	730 days	1.75
William D. Redd	730 days	1.75
Thomas E. Wirth	730 days	2.00

Potential Payments Upon Termination of Employment or Change-in-Control

The table below was prepared as though the triggering event listed below the name of each named executive officer occurred on December 31, 2015. Assumptions are noted in the footnotes to the table.

Name		Severance Amount(1)	Value of Unvested Equity Awards(2)	Medical and Life Insurance	Tax Gross Up	Total
Current Executive
Gerard H. Sweeney
•	Voluntary resignation	$0	$0	$0	$0	$0
•	Involuntary termination (not in connection with change in control or for cause)	$5,780,666	$4,824,821	$158,612	$0	$10,764,099
•	Death	$5,780,666	$4,824,821	$0	$0	$10,605,487
•	Disability	$1,933,333	$4,824,821	$53,048	$0	$6,811,202
•	Involuntary or good reason termination after change of control	$5,780,666	$4,824,821	$158,612	4,056,348	$14,820,447
Thomas E. Wirth
•	Voluntary resignation	$0	$0	$0	$0	$0
•	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
•	Death	$0	$1,088,893	$0	$0	$1,088,893
•	Disability	$0	$1,088,893	$0	$0	$1,088,893
•	Involuntary or good reason termination after change of control	$1,526,666	$1,088,893	$53,524	$0	$2,669,083
H. Jeffrey DeVuono
•	Voluntary resignation	$0	$0	$0	$0	$0
•	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
•	Death	$0	$1,136,676	$0	$0	$1,136,676
•	Disability	$0	$1,136,676	$0	$0	$1,136,676
•	Involuntary or good reason termination after change in control	$1,518,014	$1,136,676	$70,730	$0	$2,725,420
George D. Johnstone
•	Voluntary resignation	$0	$0	$0	$0	$0
•	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
•	Death	$0	$914,919	$0	$0	$914,919
•	Disability	$0	$914,919	$0	$0	$914,919
•	Involuntary or good reason termination after change in control	$1,113,000	$914,919	$64,920	$0	$2,092,839
William D. Redd
•	Voluntary resignation	$0	$0	$0	$0	$0
•	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
•	Death	$0	$780,341	$0	$0	$780,341
•	Disability	$0	$780,341	$0	$0	$780,341
•	Involuntary or good reason termination after change of control	$892,180	$780,341	$33,251	$0	$1,705,772
Former Executive
Brad A. Molotsky
•	Voluntary resignation	$0	$0	$0	$0	$0
•	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
•	Death	$0	$1,235,369	$0	$0	$1,235,369
•	Disability	$0	$1,235,369	$0	$0	$1,235,369
•	Involuntary or good reason termination after change of control	$1,618,583	$1,235,369	$88,413	$0	$2,942,365

(1)	Computed as a multiple of the sum salary and annual bonus.

(2)	Represents the aggregate value of unvested equity awards as of December 31, 2015 that would vest upon a change of control coupled with a qualifying termination of employment, death, disability or qualifying retirement and, in the case of Mr. Sweeney, his termination without cause or resignation for good reason. Unvested equity awards are comprised of restricted common share and performance units. We computed the value of the accelerated equity awards using the closing price of our common shares on December 31, 2015 (the last trading day of 2015) ($13.66). See “Compensation Discussion and Analysis – Discussion – Vesting and Forfeiture Restrictions.”

Equity Compensation Plan Information as of December 31, 2015
	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,624,067	(2)	$15.47	(3)	1,615,006
Equity compensation plans not approved by security holders	—		—		—

Total	2,624,067	(2)	$15.47	(3)	1,615,006

(1)	Relates to our Amended and Restated 1997 Long-Term Incentive Plan (most recently approved by shareholders in June 2010) and 46,667 options awarded prior to adoption of the Amended and Restated 1997 Long-Term Incentive Plan.
(2)	Does not include 506,147 unvested restricted common shares awarded under our Amended and Restated 1997 Long-Term Incentive Plan that were outstanding as of December 31, 2015.
(3)	The weighted average remaining term of the options as of December 31, 2015 was approximately 3.12 years (assuming a 15 year term from the grant date for 46,667 options that do not have a stated expiration date).

401(k) Plan

We maintain a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We reserve the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Employee Share Purchase Plan

Our shareholders approved the 2007 Non-Qualified Employee Share Purchase Plan (the “ESPP”) in May 2007. The number of common shares reserved and initially available for issuance under the ESPP is 1,250,000.

The ESPP is intended to provide eligible employees with a convenient means to purchase common shares through payroll deductions and voluntary cash investments. All of our full-time and qualified part-time employees are eligible to participate in the ESPP beginning on the first day of the quarterly purchase period that begins on, or next following, their date of hire. At December 31, 2015, approximately 401 persons were eligible to participate in the ESPP, including 24 officers and all of our other full-time and qualified part-time employees. Part-time employees must be scheduled to work at least 20 hours per week to qualify for participation under the ESPP.

Prior to each purchase period, a participant may specify the contributions the participant proposes to make for the purchase period. Such contributions will be expressed as a stated whole percentage (ranging from 1% to 20%) of the participant’s compensation payable during the purchase period (including base salary, bonus, commissions and other compensation processed through our regular payroll system) that we are authorized to deduct during the purchase period to purchase common shares for the participant’s account under the ESPP. A participant may withdraw (without interest) at any time on or before the last day of a purchase period all or any of the contributions credited to his or her account. In addition, a participant may amend or revoke his or her election at any time prior to a purchase period, and a participant may amend or revoke his or her election during a purchase period to reduce or stop his or her contributions. The account balance of any participant who terminates employment during a purchase period before the last day of the purchase period will be automatically returned without interest to the participant. At the end of each purchase period, the amounts accumulated for each participant will be used to purchase common shares at a price equal to 85% (or such higher percentage set by the Compensation Committee) of the average closing price of the common shares as reported on the New York Stock Exchange during the purchase period. The ESPP Plan Year begins June 1 and extends to the next following May 31. Purchase periods have a duration of three months, ending on each of February 28, May 31, August 31 and November 30. Our Compensation Committee, in its discretion, may change the duration of purchase periods and also may change the beginning and ending dates of purchase periods from those described above, provided, however, that a purchase period may not extend for more than a 12-consecutive-month period. Under the plan document the maximum contribution by each participant for any Plan Year may not exceed $50,000. The ESPP does not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code.

Securities Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of common shares (and common shares for which Class A Units of Brandywine Operating Partnership, L.P. may be exchanged) beneficially owned as of April 1, 2016 by each Trustee, by each named executive officer, by all Trustees and executive officers as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding common shares. Except as indicated below, to our knowledge, all of such common shares are owned directly, and the indicated person has sole voting and investment power.

Name and Business Address of Beneficial Owner (1)	Number of Common Shares	Percentage of Common Shares
The Vanguard Group, Inc. (2)	24,953,151	14.27
Brookfield Investment Management Inc. (3)	12,643,252	7.23
BlackRock, Inc. (4)	10,949,018	6.26
FMR LLC (5)	10,231,303	5.85
Gerard H. Sweeney (6)	2,430,200	1.39
Thomas E. Wirth (7)	62,633	*
Henry J. DeVuono (8)	81,274	*
George D. Johnstone (9)	163,796	*
William D. Redd (10)	194,045	*
Brad A. Molotsky (11)	233,417	*
Walter D’Alessio (12)	50,531	*
Carol G. Carroll (13)	0	*
James C. Diggs (14)	20,989	*
Wyche Fowler (15)	28,803	*
Michael J. Joyce (16)	46,968	*
Anthony A. Nichols, Sr. (17)	69,206	*
Charles P. Pizzi (18)	32,558	*
All Trustees and Executive Officers as a Group (14 persons)	3,469,277	1.98

*	Less than one percent.
(1)	Unless indicated otherwise, the business address of each person listed is 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.
(2)

Information regarding beneficial ownership of our common shares by The Vanguard Group, Inc. is included herein based on an Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2016, relating to such shares beneficially owned as of December 31, 2015. Vanguard has an address of 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Such report provides that The Vanguard Group, Inc. is the beneficial owner, in aggregate, of 24,953,151 common shares, with sole dispositive power over 24,680,908 of such shares and shared dispositive power over 272,243 of such shares and with sole power to vote 392,054 of such shares and shared power to vote 142,734 of such shares. Information in an Amendment No. 6 to Schedule

13G filed with the SEC on February 9, 2016 by Vanguard Specialized Funds-Vanguard REIT Index Fund indicates that Vanguard Specialized Funds-Vanguard REIT Index Fund is the beneficial owner of 12,959,332 of the foregoing common shares and has sole power to vote such shares.
(3)	Information regarding beneficial ownership of our common shares by Brookfield Investment Management Inc. is included herein based on Schedule 13G filed with the SEC on February 16, 2016, relating to such shares beneficially owned as of December 31, 2015. Brookfield Investment Management Inc. has an address of Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York 10281-1023. Such report provides that Brookfield Investment Management Inc. is the beneficial owner of 12,643,252 common shares with sole dispositive power over all of such shares and sole power to vote 10,171,759 such shares.
(4)	Information regarding beneficial ownership of our common shares by BlackRock, Inc. is included herein based on Amendment No. 3 to Schedule 13G filed with the SEC on January 25, 2016, relating to such shares beneficially owned as of December 31, 2015. BlackRock, Inc. has an address of 55 East 52nd Street, New York, New York 10055. Such report provides that BlackRock, Inc. is the beneficial owner of 10,949,018 common shares and has sole dispositive power over all of such shares and sole power to vote 10,270,797 of such shares.
(5)	Information regarding beneficial ownership of our common shares by FMR LLC is included herein based on Schedule 13G filed with the SEC on February 12, 2016, relating to such shares beneficially owned as of December 31, 2015. FMR LLC has an address of 245 Summer Street, Boston, Massachusetts 02210. Such report provides that FMR LLC is the beneficial owner of 10,231,303 common shares with sole dispositive power over all of such shares and sole power to vote 6,938,803 such shares
(6)	Includes (a) 669,134 common shares (including 130,759 common shares held by a family limited partnership) and (b) 1,761,066 common shares issuable upon the exercise of options. Does not include 402,755 common share equivalents credited to Mr. Sweeney’s account in the deferred compensation plan or 195,986 unvested restricted common shares as of April 1, 2016.
(7)	Includes (a) 20,621 common shares and (b) 42,012 options. Does not include 39,319 common share equivalents credited to Mr. Wirth’s account in the deferred compensation plan or 46,750 unvested restricted common shares as of April 1, 2016.
(8)	Includes (a) 7,731 common shares and (b) 73,543 common shares issuable upon the exercise of options. Does not include 85,690 common share equivalents credited to Mr. DeVuono’s account in the deferred compensation plan or 50,283 unvested restricted shares as of April 1, 2016.
(9)	Includes (a) 60,453 common shares and (b) 103,343 common shares issuable upon the exercise of options. Does not include 31,722 common share equivalents credited to Mr. Johnstone’s account in the deferred compensation plan or 37,926 unvested restricted common shares as of April 1, 2016.
(10)	Includes (a) 67,790 common shares and (b) 126,255 common shares issuable upon the exercise of options. Does not include 2,381 common share equivalents credited to Mr. Redd’s account in the deferred compensation plan or 32,619 unvested restricted common shares as of April 1, 2016.
(11)	Includes (a) 148,604 common shares and (b) 84,813 common shares issuable upon the exercise of options. Does not include 84,003 common share equivalents credited to Mr. Molotsky’s account in the deferred compensation plan.
(12)	Mr. D’Alessio has a business address at 1600 Market Street, Philadelphia, Pennsylvania 19103.
(13)	Ms. Carroll has a residence at 504 Milford-Mt. Pleasant Road, Milford, New Jersey 08848.
(14)	Mr. Diggs has a residence at 100 Central Avenue, Sarasota, Florida 34236.
(15)	Does not include 9,973 common share equivalents credited to Mr. Fowler’s account in the deferred compensation plan as of April 1, 2016. Mr. Fowler has a residence at 2734 Peachtree Road NW, Atlanta, Georgia 30305.
(16)	Mr. Joyce has a residence at 18 Newhall Road, Hilton Head Island, South Carolina 29928.
(17)	Includes 21,992 common shares held by a family limited partnership. Mr. Nichols has an address at 3637 Crayton Road, Naples, Florida 34103-3516.
(18)	Mr. Pizzi has a residence at 8601 Thomas Mill Drive, Philadelphia, Pennsylvania 19128.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP was first engaged as our independent registered public accounting firm in June 2003 and has audited our financial statements for fiscal 2002, through and including 2015. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all votes cast on the matter.

Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, together with such other information as it deems relevant, in determining its next selection of an independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting to make any statement they may desire and to respond to questions from shareholders.

The Board of Trustees unanimously recommends a vote FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2016.

Fees to Independent Registered Public Accounting Firm

Audit Fees. For 2015, we incurred audit fees of $1,233,607 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $854,411 for both us, our operating partnership and our affiliates, (ii) fees of $77,890 for comfort letters, consents and assistance with documents filed with the SEC in connection with registration statements, and securities offerings by us and our operating partnership and (iii) fees of $301,306 related to the adoption and auditing of new accounting pronouncements and other nonrecurring items. For 2014, we incurred audit fees of $1,179,205 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $763,703 for both us, our operating partnership and our affiliates, (ii) fees of $166,870 for comfort letters, consents and assistance with documents filed with the SEC in connection with registration statements, and securities offerings by us and our operating partnership and (iii) fees of $248,632 related to the adoption and auditing of new accounting pronouncements and other nonrecurring items.

Audit-Related Fees. For 2015 and 2014, we did not incur audit-related fees.

Tax Fees. We did not pay PricewaterhouseCoopers LLP fees for tax services in 2015 or 2014 or engage PricewaterhouseCoopers LLP for tax services in 2015 or 2014.

All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services in 2015 or 2014, except for the use, in 2014, of technical accounting research tools for which we made a payment of $2,754.

Pre-Approval Policy. All services provided by PricewaterhouseCoopers LLP in 2015 and 2014 were pre-approved by our Audit Committee, which concluded that the provision of such services by

PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, the Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If the Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit Committee at its next meeting.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.

Report of the Audit Committee

Our Audit Committee has reviewed and discussed our 2015 audited financial statements with our management; has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers LLP their independence. Based on the review and discussions, our Audit Committee recommended to our full Board that the 2015 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015. The Board accepted the Audit Committee’s recommendation. This report is made by the undersigned members of the Audit Committee.

•	Michael J. Joyce (Chair)

•	James C. Diggs

•	Charles P. Pizzi

Proposal 3: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail above under the heading “Executives and Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term strategic and corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” and “Compensation Tables and Related Information” for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory and non-binding basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Trustees. Our Board of Trustees and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Trustees unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, Trustees and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2015, our officers, Trustees and greater than 10% shareholders complied with all applicable Section  16(a) filing requirements.

Other Business

We know of no business that will be presented at the Meeting other than as set forth in this Proxy Statement and our Bylaws do not allow proposals to be presented at the Meeting unless they were properly presented to us prior to December 12, 2015. However, if other matters should properly be presented at the Meeting, it is the intention of the persons named in the proxy card to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by us. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at our expense, to the beneficial owners of common shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by our Trustees and officers. In addition, we have engaged Georgeson Inc. to solicit proxies for the Meeting. We have agreed to pay $7,500 plus out-of-pocket expenses of Georgeson Inc. for these services.

Shareholder Proposals for the 2017 Annual Meeting of Shareholders

We must receive shareholder proposals submitted to us for inclusion in our proxy statement for our 2015 annual meeting of shareholders no later than December 8, 2016. Proposals must comply with rules of the SEC.

For a shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2017 annual meeting, our bylaws generally permit such a presentation if a shareholder’s written notice of the nominee or proposal and any required supporting information (i) are received by our secretary not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the notice and proxy statement for preceding year’s annual meeting and (ii) meet the requirements of our bylaws and SEC rules. For consideration at the 2017 annual meeting, a shareholder nominee or proposal not submitted to us for inclusion in the 2017 proxy statement must be received by us between November 8, 2016 and December 8, 2016. Notices of intention to present proposals at the 2016 annual meeting should be addressed to Jennifer Matthews Rice, Vice President and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. If we were to advance or delay the date of our 2017 annual meeting by more than 30 days from the first anniversary of the date of our 2016 annual meeting then, under our bylaws, the notice of nominee or proposal and required supporting information must be delivered to us not earlier than 150th day prior to the date of such annual meeting and not after the later of (x) the 120th day prior to the date of such annual meeting, as originally convened, or (y) the 10th day following the day on which we first publicly announce the date of such annual meeting. You may contact our Secretary at the address mentioned above for a copy of our bylaws.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

   TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Trustees recommends you vote FOR the following:
1. Election of Trustees
Nominees	For	Against	Abstain
01 Walter D’Alessio 02 Carol G. Carroll 03 James C. Diggs 04 Wyche Fowler 05 Michael J. Joyce 06 Anthony A. Nichols, Sr. 07 Charles P. Pizzi 08 Gerard H. Sweeney	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Trustees recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
				2 Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2016.	☐	☐	☐
				3 Provide an advisory, non-binding vote on our executive compensation NOTE: Such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #				SHARES CUSIP #
Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date	SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

Brandywine Realty Trust Annual Meeting of Shareholders May 24, 2016 at 10:00 a.m. EDT The Hub, Cira Centre, Mezzanine Level 2929 Arch Street, Philadelphia, PA 19104
Proxy Solicited on Behalf of the Board of Trustees

The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), hereby appoints Walter D’Alessio and Gerard H. Sweeney, and each of them, acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 10:00 a.m. EDT on May 24, 2016, and at any postponement or adjournment thereof, to cast, on behalf of the undersigned if personally present at the meeting.

This proxy is solicited on behalf of the Board of Trustees, When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is executed but no direction is made, this Proxy will be voted “FOR” the election of all trustees and proposals 2 and 3. This Proxy also delegates discretionary authority with respect ot any other business which may properly come before the meeting or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS

Continued and to be signed on reverse side